Exhibit 10.1

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of November 30, 2012

among

TIMKEN RECEIVABLES CORPORATION,

as Seller,

THE TIMKEN CORPORATION,

as Servicer,

THE PURCHASERS FROM TIME TO TIME PARTIES HERETO,

SUNTRUST BANK and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Managing Agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Agent

i

ii

Section 14.4	Protection of Interests of the Agent, the Managing Agents and the Purchasers	40
Section 14.5	Confidentiality	41
Section 14.6	Bankruptcy Petition	42
Section 14.7	Limitation of Liability	42
Section 14.8	CHOICE OF LAW	42
Section 14.9	CONSENT TO JURISDICTION	42
Section 14.10	WAIVER OF JURY TRIAL	42
Section 14.11	Integration; Binding Effect; Survival of Terms	43
Section 14.12	Counterparts; Severability; Section References	43
Section 14.13	BTMU Roles	43
Section 14.14	Characterization	44
Section 14.15	Amendment and Restatement	45

ARTICLE XV Transferred Percentage:		5

iii

Exhibits and Schedules

Exhibit I	Definitions

Exhibit II	Form of Purchase Notice

Exhibit III	Principal Places of Business of the Seller Parties; Location(s) of Records; Federal Employer Identification Number(s)

Exhibit IV	Names of Collection Banks; Collection Accounts

Exhibit V	Form of Seller Compliance Certificate

Exhibit VI	[RESERVED]

Exhibit VII	Form of Assignment Agreement

Exhibit VIII	Credit and Collection Policy

Exhibit IX	[RESERVED]

Exhibit X-1	Form of Monthly Report

Exhibit X-2	Form of Weekly Report

Exhibit X-3	Form of Daily Report

Exhibit XI	[RESERVED]

Exhibit XII	Form of Joinder Agreement

Schedule A	Commitments of Financial Institutions

Schedule B	List of Documents to be Delivered to the Agent

Schedule C	Financial Covenants Relating to the Performance Guarantor

Schedule D	Notice Addresses

Schedule E	Indebtedness

i

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT is dated as of November 30, 2012 and is by and among:

(i) Timken Receivables Corporation, a Delaware corporation (“Seller”);

(ii) The Timken Corporation, an Ohio corporation, as the initial Servicer (the Servicer, together with the Seller, the “Seller Parties” and each a “Seller Party”);

(iii) the entities from time to time parties hereto as “Financial Institutions” (together with any of their respective successors and assigns hereunder, the “Financial Institutions”);

(iv) Victory Receivables Corporation (“Victory”) as a Conduit and the other entities party hereto from time as “Conduits” (together with any of their respective successors and assigns hereunder, the “Conduits” and, together with the Financial Institutions, the “Purchasers”);

(v) the Managing Agents from time to time party hereto (together with their successors, the “Managing Agents”); and

(vi) The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”), as Agent (together with any successor, the “Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

A. Reference is made to that the Receivables Purchase Agreement dated as of November 10, 2010 (as amended heretofore, the “Original RPA”) by and among the Seller, the Servicer, BTMU and Victory.

B. The parties hereto have, on the terms and conditions set forth herein, agreed to amend and restate the Original RPA in its entirety.

C. Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

D. The Conduits may, in their absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

E. In the event that a Conduit declines to make any purchase of Purchaser Interests, the Financial Institutions in such Conduit’s Purchaser Group shall, subject to the terms and conditions of this Agreement, purchase such Purchaser Interests from time to time.

F. If a Purchaser Group does not include any Conduit, the Financial Institutions in such Purchaser Group shall, subject to the terms and conditions of this Agreement, purchase such Purchaser Interests from Seller from time to time.

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G. Each Managing Agent has been requested and is willing to act as Managing Agent on behalf of the Purchasers in its Purchaser Group in accordance with the terms hereof.

H. BTMU has been requested and is willing to continue to act as Agent on behalf of the Conduits and the Financial Institutions in accordance with the terms hereof.

ARTICLE I

PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility

(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the benefit of one or more of the Purchasers. In connection with the foregoing, until but not including the Facility Termination Date:

(i) in the case of any Purchaser Group that includes a Conduit, such Conduit may, at its option, purchase, or, if such Conduit shall decline to purchase, the Financial Institutions in such Conduit’s Purchaser Group shall purchase, Purchaser Interests through the Agent from time to time in an aggregate amount not to exceed (x) the Group Purchase Limit for such Purchaser Group or (y) in respect of any Financial Institution, such Financial Institution’s Commitment; and

(ii) in the case of any Purchaser Group that does not include a Conduit, the Financial Institutions in such Purchaser Group shall purchase Purchaser Interests through the Agent from time to time in an aggregate amount not to exceed (x) the Group Purchase Limit for such Purchaser Group or (y) in respect of any Financial Institution, such Financial Institution’s Commitment.

Without limiting the foregoing, at no time may the Aggregate Capital exceed (i) the Net Receivables Balance minus the Aggregate Reserves or (ii) the Purchase Limit.

(b) Seller may, upon at least ten (10) Business Days’ notice to each Managing Agent and the Agent, terminate in whole or reduce in part the Purchase Limit; provided that after giving effect to any such reduction, the Aggregate Capital shall not exceed the Purchase Limit. Any such partial reduction shall be in an amount at least equal to $5,000,000 or an integral multiple thereof. Upon any reduction in the Purchase Limit, each Group Purchase Limit shall be permanently reduced by a corresponding amount (ratably among the Purchaser Groups in accordance with their Pro Rata Shares) and the Commitments of each Financial Institution in each Purchaser Group shall be reduced ratably in accordance with their respective Percentages.

Section 1.2 Increases

(a) Seller shall provide the Agent and each Managing Agent with at least two Business Days prior notice in the form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase (which, in the case of any Incremental Purchase, shall be limited to once per calendar week) and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period.

(b) Following receipt of a Purchase Notice, the Managing Agent of each Purchaser Group that includes a Conduit will determine whether the Conduit in its Purchaser Group declines to make the purchase of such Purchaser Group’s Pro Rata Share of such Incremental Purchase. If any such Conduit declines to make a proposed purchase, the Managing Agent for the related Purchaser Group shall notify Seller of such a cancellation and the declining Conduit’s Purchaser Group’s Pro Rata Share of the requested Incremental Purchase will be made by the Financial Institutions in such declining Conduit’s Purchaser Group ratably based on their respective Commitments. If there is no Conduit in any Purchaser Group, such Purchaser Group’s Pro Rata Share of the requested Incremental Purchase will be made by the Financial Institutions in such Purchaser Group ratably based on their respective Commitments. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each Conduit and/or the Financial Institutions in the respective Purchaser Groups, as applicable, shall make available to the Seller, in immediately available funds, no later than 12:00 noon (New York City time), an amount equal to (i) in the case of any Conduit, such Conduit’s Purchaser Group’s Pro Rata Share of the applicable Purchase Price for such Incremental Purchase) or (ii) in the case of a Financial Institution, such Financial Institution’s Percentage of its related Purchaser Group’s Pro Rata Share of the applicable Purchase Price for such Incremental Purchase.

Section 1.3 Decreases. Seller shall provide the Agent and each Managing Agent with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be distributed ratably to each Purchaser Group based on the Pro Rata Share of the Aggregate Capital of each Purchaser Group and which shall be applied by each Managing Agent ratably to the Purchaser Interests of the Purchasers in such Managing Agent’s Purchaser Group in accordance with the amount of Capital (if any) owing to such Purchasers; provided, that if there are one or more Non-Renewing Purchasers, then such Aggregate Reduction shall be applied (i) first, to the Non-Renewing Purchasers to reduce the Capital of such Non-Renewing Purchasers (to be applied ratably based upon the Capital owing to such Non-Renewing Purchasers) and (ii) second, to all other Purchasers in accordance with their pro rata share of all Capital (other than Capital owing to any Non-Renewing Purchasers). Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York City time) shall be deemed to be received on the next succeeding Business Day. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed (other than computations of Yield calculated based on the Prime Rate, which shall be made on the basis of a year of 365/6 days for the actual number of days elapsed). If such amounts are payable to a Purchaser they shall be paid to such Purchaser’s related Managing Agent, for the account of such Purchaser, by wire transfer of immediately available funds to such account notified by the Agent to the Seller. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall pay the following to the Agent, the Managing Agents, the Purchasers, the Funding Sources or the Indemnified Parties, as applicable, on a full recourse basis, in each case, when such amounts are due and payable pursuant to this Agreement or any other Transaction Documents: (i) such fees as are set forth in the Fee Letter, (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) an amount equal to all Deemed Collections which amounts shall be (a) if the Amortization Date has occurred, applied in accordance with Section 2.4 hereof and (b) if the Amortization Date has not occurred, used by the Seller in a manner not in contravention of any Transaction Document, (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, and (vii) all Broken Funding Costs (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due and payable by such Person, such Person agrees to pay, on demand, interest on any such unpaid Obligations at the Default Rate until such Obligations are paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers, the Managing Agents and the Agent.

Section 2.2 Collections Prior to Amortization

(a) If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage of Collections evidenced by the Purchaser Interests of each Non-Renewing Purchaser and (ii) Seller hereby requests and the Purchasers (other than any Non-Renewing Purchasers) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Non-Renewing Purchasers), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. The making of any Reinvestment is subject to the conditions set forth in Section 6.2 hereof. If the conditions to any Reinvestment cannot be satisfied on any day prior to the Amortization Date, Collections received by the Servicer on such day shall be applied to the extent required in accordance with Section 2.4.

(b) On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall transfer to each Managing Agent’s account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Obligations owing to the members of such Managing Agent’s Purchaser Group and second, to reduce the Capital of all Purchaser Interests of Non-Renewing Purchasers. If such unpaid Obligations and such Capital shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be transferred to each Managing Agent’s account no later than 12:00 noon (New York City time) to the extent required to fund the amount of any Aggregate Reduction payable to the Purchasers in such Managing Agent’s Purchaser Group on such Settlement Date and (ii) any balance remaining thereafter shall be transferred from the Servicer to Seller on such Settlement Date.

(c) Each Non-Renewing Purchaser shall be allocated a ratable portion of Collections from the date of expiration of the Commitments of the Financial Institutions in its Purchaser Group (the “Termination Date”) until such Non-Renewing Purchaser’s Capital shall be repaid in full. This ratable portion shall be calculated on the Termination Date of each Non-Renewing Purchaser as a percentage equal to (i) the Capital of such Non-Renewing Purchaser outstanding on its Termination

Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the “Termination Percentage”). Each Non-Renewing Purchaser’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date (and on any date when the conditions to any Reinvestment cannot be satisfied), each Termination Percentage shall be disregarded, and each Non-Renewing Purchaser’s Capital shall be reduced ratably with all Purchasers in accordance with Section 2.4.

Section 2.3 [RESERVED]

Section 2.4 Application of Collections. On (i) each day after the Amortization Date and (ii) any day that both (x) the conditions to any Reinvestment set forth in Section 6.2 hereof cannot be satisfied and (y) either (I) Capital remains outstanding or (II) unpaid Obligations remain outstanding, all Collections received by the Servicer shall be set aside and held in trust for the Agent, the Managing Agents and the Purchasers (it being understood that at any time prior to the Amortization Date, the Seller and the Servicer shall have no obligation to set aside and hold in trust Collections in an amount greater than the Aggregate Capital at such time and all accrued and unpaid Obligations) and shall be distributed on each Settlement Date as follows:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables and the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent’s and each Managing Agent’s costs of collection and enforcement of this Agreement,

third, ratably (based on the amounts outstanding at such time) to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs and Yield (regardless of whether or not such fees, CP Costs and Yield are then due and payable), fourth, ratably to the Purchasers (based on their respective Capital Pro Rata Shares) to the reduction of the Aggregate Capital (without regard to any Termination Percentage),

fifth, for the ratable payment (based on the amounts outstanding at such time) of all other unpaid Obligations,

sixth, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables and the Servicing Fee, if Seller or one of its Affiliates is then acting as the Servicer, seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to the repayment of any amounts outstanding under any “Subordinated Note” issued in favor of any Originator in connection with any Receivables Sale Agreement; and

eighth, thereafter, to the Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent, the Managing Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

If, at any time prior to the Amortization Date, (x) the conditions to any Reinvestment set forth in Section 6.2 hereof cannot be satisfied as of any date, (y) any amounts are set aside and held in trust pursuant to this Section 2.4 and (z) such conditions are subsequently satisfied before a Settlement Date occurs, the amounts previously set aside and held in trust may be used to acquire additional Receivables pursuant to any Receivables Sale Agreement and otherwise applied in a manner not in contravention of any Transaction Document.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for the ratable application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof plus interest on any such unpaid Aggregate Unpaids at the Default Rate from the date of any such rescission, return or refunding.

Section 2.6 Maximum Effective Receivables Interests. Seller shall ensure that the Effective Receivables Interest shall not exceed 100% at any time. If, at any time, the Effective Receivables Interests exceeds 100%, then, Seller shall pay to each Managing Agent based on each Managing Agent’s Purchaser Group’s Pro Rata Share to be applied by the Purchasers to reduce the Aggregate Capital (as allocated by each Managing Agent to each of the Purchasers in its related Purchaser Group ratably based upon each such Purchaser’s Capital Pro Rate Share) within one (1) Business Day an amount necessary to reduce the Effective Receivables Interest to 100%. Notwithstanding payment to any Managing Agent in accordance with this Section 2.6, as applicable, Discount and CP Costs shall continue to accrue on the full amount of Capital outstanding until such payment is applied on the next succeeding Settlement Date.

Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Agent and each Managing Agent in accordance with the Required Notice Period), at any time, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids and shall be payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, any Managing Agent or the Agent.

ARTICLE III

CONDUIT FUNDING

Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of each Conduit for each day that any Capital in respect of such Purchaser Interest is outstanding; provided that any Purchaser Interest, or portion thereof, (or an undivided interest therein) which is being funded (x) by the Financial Institutions pursuant to a Liquidity Agreement or (y) other than substantially through the issuance of Commercial Paper, will accrue Yield pursuant to Article IV. Each Purchaser Interest funded substantially with Pooled Commercial Paper issued by a Conduit will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by such Conduit and funded substantially with Pooled Commercial Paper.

Section 3.2 CP Costs Payments. On each Monthly Settlement Date, Seller shall pay each Managing Agent, for the benefit of any Conduit in its related Purchaser Group, an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of such Conduit for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3 Calculation of CP Costs. On the third Business Day immediately preceding each Monthly Settlement Date, the Managing Agent for each Conduit shall calculate the aggregate amount of CP Costs for the applicable Accrual Period and shall notify the Seller of such aggregate amount.

Section 3.4 CP Tranche Periods. To the extent funded by a Conduit through Commercial Paper that is not Pooled Commercial Paper, all Capital shall, for purposes of calculating CP Costs, be allocated to one or more CP Tranche Periods and CP Costs in respect of such Capital shall accrue on each day during a CP Tranche Period at the applicable CP Rate. Each CP Tranche shall reflect the funding sources for the Capital associated therewith so that there may be one or more CP Tranches allocated to the portion of the Capital funded by such Commercial Paper. All Capital of the Conduits not funded through Pooled Commercial Paper shall be allocated to CP Tranches unless such Conduit’s Managing Agent determines that such Conduit is unable, whether as a result of contractual restrictions, rating agency limitations or any other event or circumstance, to issue Commercial Paper, or such Managing Agent otherwise determines that funding in the commercial paper market for the size and maturity of such CP Tranche is unavailable; provided, that to the extent any Conduit’s Capital Pro Rata Share is being funded by a Financial Institution pursuant to a Liquidity Agreement, such Capital shall be allocated to a Tranche Period under Article IV and the Purchaser Interest associated with such Capital shall accrue Yield pursuant to Article IV.

Section 3.5 SunTrust Purchaser Group. Notwithstanding anything herein to the contrary, the SunTrust Purchaser Group shall not include any Conduit.

ARTICLE IV

FINANCIAL INSTITUTION FUNDING

Section 4.1 Financial Institution Funding. Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at the applicable Discount Rate in accordance with the terms and conditions hereof. If any Financial Institution acquires, by assignment from a Conduit in its Purchaser Group, all or any portion of a Purchaser Interest pursuant to such Conduit’s Liquidity Agreement, each Purchaser Interest so assigned shall be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2 Yield Payments

(a) On the Settlement Date for each Purchaser Interest of the Financial Institutions (other than the Financial Institutions in the SunTrust Purchaser Group), Seller shall pay to the related Managing Agent for the benefit of the Purchasers in its Purchaser Group an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

(b) On each Monthly Settlement Date, Seller shall pay to SunTrust, as Managing Agent for the Purchasers in the SunTrust Purchaser Group, an aggregate amount equal to the accrued and unpaid Yield for the immediately preceding Accrual Period in accordance with Article II.

Section 4.3 Selection and Continuation of Tranche Periods.

(a) With consultation from (and approval by) each related Managing Agent, Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions in each Purchaser Group; provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on a Monthly Settlement Date.

(b) The Seller or the related Managing Agent for the Purchasers holding such Purchaser Interest, may upon notice to and consent by the Agent and the Seller received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest funded by the Financial Institutions into multiple Purchaser Interests; (ii) combine any such Purchaser Interest of a Financial Institution in the same Purchaser Group with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche; or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased by such Financial Institution on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of any Purchaser be combined with a Purchaser Interest of any other Purchaser. If any Purchaser Interest is combined or is divided pursuant to the preceding sentence, the Capital of any such combined or divided Purchaser Interest shall be modified to give effect to such combination or division.

Section 4.4 Financial Institution Discount Rates. Seller may select the applicable Discount Rate for each Purchaser Interest of the Financial Institutions (it being understood that if the Discount Rate is equal to the Prime Rate plus 1.25% per annum for one Financial Institution, such Discount Rate shall apply for all Financial Institutions in all Purchaser Groups). Seller shall by 12:00 noon (New York City time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the Agent and the related Managing Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof or any Liquidity Agreement shall be equal to the Prime Rate plus 1.25% per annum. Notwithstanding the foregoing, but subject to the provisions of Section 4.5, unless the Seller otherwise gives notice to SunTrust to the contrary, the Discount Rate in respect of all Purchaser Interests of the Purchasers in the SunTrust Purchaser Group shall equal the LIBO Rate (unless a different Discount Rate is provided for pursuant to this Section 4.4).

Section 4.5 Suspension of the LIBO Rate. If any Financial Institution notifies its related Managing Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests at the LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then such Managing Agent shall notify the Agent and shall suspend the availability of such LIBO Rate and require Seller to select the Prime Rate plus 1.25% per annum as the Discount Rate for any Purchaser Interest accruing Yield at such LIBO Rate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of The Seller Parties. Each Seller Party hereby represents and warrants to the Agent, the Managing Agents and the Purchasers, as to itself, as of the date hereof and as of the date of each Purchase that:

(a) Corporate Existence and Power. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, identified in the preamble of this Agreement. Such Seller Party is organized solely under the law of a single state. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to be in good standing or to hold any such governmental licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Seller, the Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created by a Transaction Document); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body other than any such order that relates to the Servicer that could not reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent, the Managing Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent, the Managing Agents or the Purchasers will be, when taken as a whole, true and accurate in every material respect on the date such information is stated or certified and does not and will not, taken as a whole, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of any Purchase will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each Purchase hereunder, the Seller shall be the legal and beneficial owner of the Receivables, Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and Permitted Adverse Claims. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing by the Agent of the financing statements and the execution of Collection Account Agreements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the related Managing Agent and Purchasers (and the Agent for the benefit of such Managing Agent and Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership and security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents and Permitted Adverse Claims. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers and the Managing Agents) ownership and security interest in the Receivables, the Related Security and the Collections. No effective financing statement or other instrument similar in effect, is filed in any recording office listing Seller, or any Originator as debtor, covering any Receivable, Related Security or Collections except such as may be filed in favor of the Agent (or in favor of Seller and assigned to the Agent).

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the addresses listed on Exhibit III or such other locations of which the Agent and the Managing Agents have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Such Seller Party’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion or control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at any time. Seller has directed or caused the Servicer to direct each Obligor to make payment of all Collections to a Lock-Box or Collection Account.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since December 31, 2011 no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer, any Originator, or the Performance Guarantor or the ability of the initial Servicer, any Originator, or the Performance Guarantor to perform its obligations under this Agreement or any other applicable Transaction Document, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectability of all or any material portion of the Receivables (other than resulting directly from changes in the credit profiles of the Obligors).

(n) Names. Such Seller Party has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. The Timken Corporation owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim other than Permitted Adverse Claims. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p) Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, or any successor statute.

(q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except, with respect to the Servicer, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation in any material respect of any such law, rule or regulation.

(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change or amendment to the Credit and Collection Policy, except such material change or amendment as to which the Agent and the Managing Agents have been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Originators. With respect to each Receivable transferred to Seller under the Receivables Sale Agreements, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under any Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the applicable Receivables Sale Agreement was an Eligible Receivable on such purchase date.

(v) Net Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to (i) the Aggregate Capital, plus (ii) the Aggregate Reserves. Each Receivable included in the calculation of the Net Receivables Balance under any Monthly Report was an Eligible Receivable as of the date of such calculation.

(w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreements is consistent with the treatment of transfers under the Receivables Sale Agreements as true sales.

(x) Nonconsolidation. Seller has at all times since its formation, operated and conducted its affairs in compliance with Section 7.1(i).

(y) Taxes. Seller has filed or caused to be filed all federal, state and other material tax returns which are required to be filed by it, and has paid or caused to be paid all material taxes required by law to be paid by it prior to such taxes becoming delinquent, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings.

(z) Solvency. Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Transaction Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, Seller is and will be Solvent. No event of the type described in Section 9.1(d) has been commenced or to its knowledge threatened in writing against it.

(aa) ERISA. No Seller Party has incurred nor expects to incur any material liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA.

ARTICLE VI

CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to the Amendment and Restatement of the Original RPA. The effectiveness of the amendment and restatement of the Original RPA is subject to the conditions precedent that (a) the Agent and the Managing Agents shall have received on or before the date of such purchase those documents listed on Schedule B, (b) the Agent, the Managing Agents and the Purchasers shall have received all fees and expenses required to be paid on or prior to such date pursuant to the terms of the Transaction Documents, and (c) the Seller shall have paid to BTMU all CP Costs and fees accrued through the date hereof that are payable to the BTMU Purchaser Group in connection with the Original RPA.

Section 6.2 Conditions Precedent to All Purchases. Each Purchase shall be subject to the further conditions precedent that (a) in the case of each such Purchase: (i) the Servicer shall have delivered to the Agent and the Managing Agents on or prior to the date of such Purchase, in form and substance satisfactory to the Agent and the Managing Agents, all Reports as and when due under Section

8.5 and (ii) if Rating Level I or Rating Level II is in effect, upon the Agent’s or any Managing Agent’s request, the Servicer shall have delivered to the Agent and the Managing Agents at least three (3) days prior to such Purchase an interim Weekly Report or Monthly Report, as applicable, showing the amount of Eligible Receivables, provided that the Agent may not require that such interim Weekly Reports or Monthly Reports, as applicable, be delivered more frequently than once each week unless an Amortization Event (or a Potential Amortization Event of the type contemplated in Section 9.1(f)(x)) has occurred and (b):

(i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects on and as of the date of such Purchase (excluding any representation and warranty relating to the eligibility or characteristics of any Receivable), as though made on and as of such date (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification);

(ii) no event has occurred and is continuing, or would result from such Purchase, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Purchase, that would constitute a Potential Amortization Event;

(iii) the Effective Receivables Interest does not exceed 100%;

(iv) after giving effect to such Purchase, the Aggregate Capital of all Purchasers that are not Non-Renewing Purchasers does not exceed the Commitments of all Financial Institutions that are not Non-Renewing Financing Institutions; and

(v) neither the Seller nor any Originator shall be in default of its obligations to pay amounts in respect of any Deemed Collections or “Purchase Price Credits”, as applicable, under the Transaction Documents.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent (with the consent or at the direction of the Managing Agents), occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent (with the consent or at the direction of the Managing Agents), to rescind the related purchase and direct Seller to pay to the Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII

COVENANTS

Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent and each Managing Agent:

(i) Annual Reporting. (i) As soon as available, but in any event within 90 days after the end of each of its fiscal years (A) in the case of the Servicer, a consolidated balance sheet of the Performance Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Performance Guarantor and reasonably acceptable to the Agent and each Managing Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (B) in the case of the Seller, unaudited financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for the Seller for such fiscal year certified in a manner acceptable to the Agent and each Managing Agent by the chief financial officer of Seller.

(ii) Quarterly Reporting. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years, (A) in the case of the Servicer, a consolidated balance sheet of the Performance Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Performance Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer (or other responsible officer) of the Performance Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Performance Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (B) in the case of the Seller, a balance sheet of the Seller at the close of each such fiscal quarter and statements of income and retained earnings and a statement of cash flows for the Seller for the period from the beginning of such fiscal year to the end of such fiscal quarter, all certified by the chief financial officer of the Seller.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the Seller’s Authorized Officer.

(iv) S.E.C. Filings. Unless the same shall be publicly available, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Performance Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which the Performance Guarantor, the Servicer or the Seller may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent or the Managing Agents pursuant hereto.

(v) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent, any Managing Agent or any Purchaser, copies of the same.

(vi) Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description, or if available, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent’s and each Managing Agent’s consent thereto.

(vii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition or operations of such Seller Party or the Performance Guarantor as the Agent or any Managing Agent may from time to time reasonably request in order to protect the interests of the Agent, the Managing Agents and the Purchasers under or as contemplated by this Agreement.

(viii) Avoidance of Duplication. As to any information contained in materials furnished pursuant to Section 7.1(a)(iv) or not required to be furnished due to the public availability thereof, the Seller Parties shall not be separately required to furnish such information under Section 7.1(a)(i) or 7.1(a)(ii), but the foregoing shall not be in derogation of the obligation of such Seller Party to furnish the information and materials described in Sections 7.1(a)(i) and 7.1(a)(ii) at the times specified therein to the extent such information and materials are required to be so furnished after giving effect to Section 7.1(a)(iv).

Documents required to be delivered pursuant to clauses (i), (ii) or (iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Performance Guarantor posts such documents, or provides a link thereto on the Performance Guarantor’s website on the Internet at www.timken.com or (ii) on which such documents are delivered to the Agent and the Managing Agents; provided, that upon the request of the Agent or any Managing Agent, the Seller shall deliver paper copies of any such documents requested by the Agent or such Managing Agent, as applicable.

(b) Notices. Such Seller Party will notify the Agent and each Managing Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer, the Performance Guarantor and their Subsidiaries exceeds the Material Judgment Level and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer asserting a claim in excess of the Material Judgment Level; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. The occurrence of the “Termination Date” under and as defined in any Receivables Sale Agreement.

(v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement in respect of Indebtedness of the Servicer or the Performance Guarantor in an aggregate principal amount equal to or greater than the Material Indebtedness Level.

(vi) Downgrade of the Performance Guarantor. Any downgrade of the Debt Rating of the Performance Guarantor, setting forth the nature of such change.

(vii) Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except, with respect to the Servicer, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where required for the conduct of its business, except, with respect to the Servicer, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Seller shall observe in all material respects all procedures required by its articles or certificate of incorporation, as such may be amended or restated from time to time, and Seller’s bylaws, as such may be amended or restated from time to time in accordance with the terms hereof.

(d) Audits. Such Seller Party will furnish to the Agent and each Managing Agent from time to time such information with respect to it and the Receivables as the Agent or any Managing Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent or any Managing Agent upon reasonable prior notice and at the sole cost of such Seller Party, permit the Agent or such Managing Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or such Managing Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters. Any such audit of the Records shall be at the sole cost of the applicable Seller Party; provided that, unless an Amortization Event shall have occurred and be continuing at the time any such audit is requested by the Agent or any Managing Agent, no Seller Party shall be required to reimburse the Agent or the Managing Agents for the costs or expenses in respect of more than two such audits during any calendar year.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agent and each Managing Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Seller Party will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent and the each Managing Agent, describing the Purchaser Interests and (B) upon the request of the Agent (with the consent or at the direction of the Required Financial Institutions) after an Amortization Event has occurred and is continuing (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. On the date hereof, the Credit and Collection Policy exists in the form of procedures and protocols that have been consistently observed by the Originators over a period of years in the origination and servicing of the Receivables and have been set forth in writing in the form of general procedures attached hereto as Exhibit VIII. Each Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of the Receivables Sale Agreements. Seller will (and will cause each Originator to) perform each of their respective obligations and undertakings under and pursuant to each Receivables Sale Agreement, will purchase Receivables thereunder in compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under each Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, the Managing Agents and the Purchasers as assignees of Seller) under the Receivables Sale Agreements as the Agent or any Managing Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreements.

(h) Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreements irrevocably in Seller, free and clear of any Adverse Claims other than Permitted Adverse Claims (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent or any Managing Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Managing Agents and the Purchasers, a valid and perfected first priority security interest or ownership interest in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Permitted Adverse Claims (including, without limitation, in each case, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Managing Agents and the Purchasers) interests in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interests of the Agent for the benefit of the Managing Agents and the Purchasers as the Agent or any Managing Agent may reasonably request).

(i) Purchasers’ Reliance. Seller acknowledges that the Agent, the Managing Agents and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Performance Guarantor and each Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent, any Managing Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof and not just a division of the Performance Guarantor, any Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of any Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and such Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and such Originator or such Affiliate, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of an Originator, Seller shall lease such office at a fair market rent;

(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E) conduct all transactions with the Originators and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis (it being agreed that the transactions contemplated by the Transaction Documents are deemed to satisfy this clause (E)), allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and any Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director; provided that in the case of any Independent Director having become incapacitated, died or resigned without adequate prior notice to the Seller, such event shall not constitute a breach of this Section 7.1(i)(F) unless the Seller shall have failed to appoint a replacement Independent Director meeting the requirements of this Agreement within a period of fifteen days after obtaining knowledge of such death or resignation;

(G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of each Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of such Originator and any Affiliate thereof;

(I) prepare its financial statements separately from those of each Originator and insure that any consolidated financial statements of such Originator or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or (i) the Agent hereunder or (ii) the Servicer on behalf of the Seller) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by an Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreements; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreements, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the applicable Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreements and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify any Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent and each Managing Agent;

(O) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and

(P) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Jones Day, as counsel for Seller, in connection with the effectiveness of the Original RPA and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are transferred directly to Seller or any Affiliate of Seller, Seller will transfer (or will cause all such payments to be transferred) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such transfer, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent, the Managing Agents and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at any time, except to the Agent as contemplated by this Agreement.

(k) Taxes. Such Seller Party will file all material tax returns and reports required by law to be filed by it and will pay or cause to be paid when due all material taxes and governmental charges required by law to be paid by it at any time owing, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings.

(l) Payment to Originators. With respect to any Receivable purchased by Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the applicable Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

(m) Collections. Such Seller Party will cause all cash collections and other cash proceeds in respect of all Excluded Receivables to be transferred to accounts other than any Collection Account.

Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. Such Seller Party will not make any change to its name (within the meaning of Section 9-507(c) of any applicable enactment of the UCC), identity, or jurisdiction of organization, unless (i) at least forty-five (45) days prior to the effective date of any such change, such Seller Party provides written notice thereof to the Agent and each Managing Agent, (ii) at least ten (10) days prior to such effective date, such Seller Party delivers to the Agent and each Managing Agent such financing statements (Forms UCC-1 and UCC-3), executed by such Seller Party (if required under applicable law) which the Agent or any Managing Agent may reasonably request to reflect such change, together with such other documents and instruments that the Agent or any Managing Agent may reasonably request in connection therewith, (iii) at least ten (10) days prior to such effective date, such Seller Party has taken all other steps to ensure that the Agent, for the benefit of itself and the Managing Agents and the Purchasers, continues to have a first priority perfected security interest in the Receivables, the Related Security related thereto and any Collections thereon and (iv) in the case of any change in its jurisdiction of organization, if requested by the Agent or any Managing Agent, the Agent and such Managing Agent shall have received, prior to such change, an opinion of counsel, in form and substance reasonably satisfactory to the Agent or such Managing Agent as to such incorporation and such Seller Party’s valid existence and good standing and the perfection and preservation of priority of the Agent’s ownership or security interest in, the Receivables, the Related Security and Collections.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Agent or the Managing Agents pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent and each Managing Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, (x) the creation of the interests therein in favor of the Agent, the Managing Agents and the Purchasers provided for herein, (y) Permitted Adverse Claims and (z) the sale of Charged-Off Receivables to a third party so long as (I) such sales are made without representation, warranty or recourse of any kind by the Seller, other than (i) a representation that all liens created by the Seller on such Receivables have been released and (ii) customary representations and warranties as to enforceability of any such agreement signed by the Seller and as to general corporate matters and (II) on the date of any such sale, the aggregate Outstanding Balance of all such Receivables sold pursuant to this clause (z) during the twelve month period ending on such date does not exceed 5% of the Outstanding Balance of all Receivables on such date), and Seller will defend the right, title and interest of the Agent, the Managing Agents and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory other than Permitted Adverse Claims.

(e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in any Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent and each Managing Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the TMC Receivables Sale Agreement or the MPB Receivables Sale Agreement (or any other Termination Date under any other Receivables Sale Agreement arising because of the insolvency of the related Originator).

(g) Restricted Junior Payments. Upon the occurrence and during the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment until the Aggregate Unpaids have been indefeasibly paid in full.

(h) Investments. Except as otherwise expressly permitted hereunder or under the other Transaction Documents, Seller shall not make any investment in, or make or accrue loans or advances of money to, any Person, including any stockholder, director, officer or employee of any Seller Party, any Originator or any Originators’ Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to the Receivables transferred under the Receivables Sale Agreements and investments of Collections.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer. (a) The Timken Corporation is hereby designated as, and hereby agrees to perform the duties and obligations of, the “Servicer” pursuant to the terms of this Agreement. The Agent and the Managing Agents may, at any time after the occurrence and during the continuation of an Amortization Event, designate any Person (including itself) to service, administer and collect the Receivables and perform certain of the obligations of the “Servicer” hereunder.

(b) Without the prior written consent of the Agent and each Managing Agent, The Timken Corporation shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by The Timken Corporation. If at any time the Agent or the Managing Agents shall designate as Servicer any Person other than The Timken Corporation, all duties and responsibilities theretofore delegated by The Timken Corporation to Seller may, at the discretion of the Agent and the Managing Agents, be terminated forthwith on notice given by the Agent to The Timken Corporation and to Seller.

(c) Notwithstanding the foregoing subsection (b), (i) The Timken Corporation shall be and remain primarily liable to the Agent, the Managing Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent, the Managing Agents and the Purchasers shall be entitled to deal exclusively with The Timken Corporation in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent, the Managing Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than The Timken Corporation in order for communication to the Servicer and its sub-servicers or other delegates with respect thereto to be accomplished. The Timken Corporation, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly transfer such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to transfer all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the transfer thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable, Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent, the Managing Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Agent (with the consent or at the direction of the Required Financial Institutions) shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security during the continuation of any Amortization Event.

(e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent (with the consent or at the direction of the Required Financial Institutions), deliver or make available to the Agent at any time during the continuation of an Amortization Event all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. Upon the occurrence and during the continuation of a Potential Amortization Event or Amortization Event, the Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Upon the occurrence and during the continuation of an Amortization Event, the Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent, the Managing Agents and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. None of the Agent, the Managing Agents or the Purchasers shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5 Reports. The Servicer shall prepare and forward to the Agent or the Managing Agents (i) on each Report Date and at such times as the Agent or any Managing Agent shall reasonably request, a Report and (ii) at such times as the Agent or any Managing Agent shall reasonably request (which shall not exceed one time per calendar month at any time that no Amortization Event or Potential Amortization Event is continuing), a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6 Servicing Fees. In consideration of The Timken Corporation’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as The Timken Corporation shall continue to perform as Servicer hereunder, Seller shall pay over to The Timken Corporation a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding month, equal to 1.0% per annum of the average Net Receivables Balance outstanding during the preceding month, as compensation for its servicing activities.

ARTICLE IX

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Seller Party shall fail:

(i) to make any payment of any Obligations other than Capital when due and such failure shall continue for more than three (3) Business Days;

(ii) to make any payment or deposit required hereunder in respect of Capital when due;

(iii) to perform or observe any covenant set forth in Section 7.2 hereof; or

(iv) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i), (ii) or (iii) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for five (5) consecutive Business Days after the earlier of the date upon which such Seller Party (1) obtains knowledge of such failure or (2) receives notice of such failure from the Agent or a Managing Agent.

(b) Any representation, warranty, certification or statement made or deemed made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto (excluding any representation, warranty, certification or statement made by any Seller Party relating to the eligibility or characteristics of any Receivable) shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification).

(c) Failure of Seller to pay any Indebtedness when due; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) (i) Any Originator, Servicer (if Servicer shall then be The Timken Corporation or an Affiliate thereof), Seller, or Performance Guarantor or any of their Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any such Person or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; provided that, in the case of any proceeding instituted against any such Person (other than Seller), such event shall not constitute an Amortization Event until either (A) such proceeding shall have remained undismissed or unstayed for a period of sixty (60) days, (B) an order for relief shall have been entered against such Person under the Federal bankruptcy laws or (C) such Person shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or (iii) any such Person or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e) Seller shall fail to comply with the terms of Section 2.6 hereof.

(f) As at the end of any calendar month, (i) the average Delinquency Ratio, with respect to the three months then most recently ended, shall exceed 5.0% or (ii) the average Default Trigger, with respect to the three months then most recently ended, shall exceed 3.5% or (iii) the average Dilution Ratio, with respect to the three months then most recently ended, shall exceed 8.00% or (iv) the average Disputed Ratio, with respect to the three months then most recently ended, shall exceed 12.0% and the Disputed Amount shall be greater than or equal to $55,000,000 at the end of such calendar month; provided that in the case of any of the foregoing, (x) during the period from the end of such calendar month to the date (the “Reporting Date”) the Report in respect of such calendar month is required to be delivered in accordance with Section 8.5, the same shall constitute a Potential Amortization Event, and (y) from and after the Reporting Date, the same shall constitute an Amortization Event.

(g) A Change of Control shall occur.

(h)(i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of the Material Judgment Level, individually or in the aggregate, shall be entered against the Servicer or the Performance Guarantor, and such judgment shall continue unsatisfied and in effect for forty-five (45) consecutive days without a stay of execution.

(i)(i) Any “Termination Event” shall occur under any Receivables Sale Agreement, (ii) the “Termination Date” under and as defined in any Receivables Sale Agreement shall occur under such Receivables Sale Agreement or (iii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the applicable Receivables Sale Agreement.

(j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent, for the benefit of the Managing Agents and the Purchasers, shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(k) Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking and such failure shall continue for five (5) consecutive Business Days; any representation, warranty, certification or statement made by the Performance Guarantor in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification); or the Performance Undertaking or any other Transaction Document to which it is party shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

(l) Any Servicer Default shall occur and be continuing.

(m) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Agent and the Managing Agents in accordance with Section 7.1(b)(vii) or without the written acknowledgement by the Agent and the Managing Agents that such Person conforms, to the satisfaction of the Agent and the Managing Agents, with the criteria set forth in the definition herein of “Independent Director.”

(n) Any governmental authority (including the Internal Revenue Service or the PBGC) shall file notice of any Adverse Claim with regard to any of the assets of Seller or the Receivables to be sold to Seller under any Receivables Sale Agreement.

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent, the Managing Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

Section 9.3 Servicer Defaults. The occurrence of any one or more of the following events shall constitute a Servicer Default:

(a) Failure of any Originator, Servicer or the Performance Guarantor to pay any Indebtedness in excess of the Material Indebtedness Level when due (after giving effect to any applicable grace period) or the default by any Originator, Servicer or the Performance Guarantor in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, in each case above, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of any Originator, Servicer or the Performance Guarantor shall be declared to be due and payable or required to be prepaid (other than by (i) a regularly scheduled payment, (ii) a voluntary prepayment or (iii) a mandatory prepayment arising pursuant to Section 2.05(b) of the Credit Agreement) prior to the date of maturity thereof;

(b) A Financial Covenant Default shall occur; or

(c) Any ERISA Event shall occur which could reasonably be expected to have a Material Adverse Effect.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that the Agent, any Managing Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent, each Managing Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent, such Managing Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder (or under any Transaction Documents) excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses or other Indemnified Amounts in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; and

(iii) Excluded Taxes;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Agent, the Managing Agents or the Purchasers to any Seller Party in respect of any representations or warranties made under or in connection with this Agreement by any Seller Party. Without limiting the generality of the foregoing indemnification, Seller shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(iv) any representation or warranty made by any Seller Party, Performance Guarantor, or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document (in any case, without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(v) the failure by Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(vi) any failure of Seller, the Servicer, Performance Guarantor, or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document (in any case, without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality);

(vii) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation but subject to the foregoing parenthetical, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(ix) the commingling of Collections of Receivables at any time with other funds;

(x) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer, Performance Guarantor, or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(xi) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(xii) any Amortization Event described in Section 9.1(d);

(xiii) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created under the Transaction Documents); or any failure of Seller to give reasonably equivalent value to such Originator under the applicable Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xiv) any failure to vest and maintain vested in the Agent, for the benefit of the Managing Agents and the Purchasers, or to transfer to the Agent, for the benefit of the Managing Agents and the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except (1) as created by the Transaction Documents and (2) as created by or as a result of laws applicable to the Agent, any Managing Agent or any Purchaser);

(xv) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Purchase or at any subsequent time;

(xvi) any action or omission by any Seller Party which reduces or impairs the rights of the Agent, the Managing Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xvii) any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action;

(xviii) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included;

(xix) any dispute, suit or claim arising out of any provision in any Contract which (A) restricts or prohibits, or requires the Obligor’s consent to, the transfer, sale or assignment of the rights to payment of any Originator or any of its assignees under such Contract or (B) contains a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, the right to review such Contract; and

(xx) the failure to pay when due any taxes, including without limitation, sales, excise or personal property taxes, payable by Seller, Servicer or any Originator in connection with the Receivables, other than Excluded Taxes.

Section 10.2 Increased Cost and Reduced Return.

If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or this Agreement or a Funding Source’s obligations under a Funding Agreement or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement or this Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source or a Purchaser of performing its obligations under a Funding Agreement or this Agreement, or to reduce the rate of return on a Funding Source’s or Purchaser’s capital as a consequence of its obligations under a Funding Agreement or this Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, within ten (10) days following written demand therefor by a Managing Agent, Seller shall pay to such Managing Agent, for the benefit of the relevant Funding Source or Purchaser related to such Managing Agent’s Purchaser Group, such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, (iii) the compliance, whether commenced prior to or after the date hereof, by any Funding Source or Purchaser with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency or (iv) the compliance, whether commenced prior to or after the date hereof, by any Funding Source or Purchaser with (a) the FAS 166/167 Capital Guidelines, (b) Basel II or Basel III or (c) the Dodd-Frank Act, or any existing or future rules, regulations, guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the FAS 166/167 Capital Guidelines, Basel II, Basel III or the Dodd-Frank Act (whether or not having the force of law). For the avoidance of doubt, this Section 10.2 shall not apply to additional amounts attributable to withholding amounts for Taxes, which are governed exclusively by the provisions of Section 10.4.

Section 10.3 Expenses.

Seller shall pay to the Agent, the Managing Agents and the Purchasers within ten (10) days following written demand therefor all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of each Managing Agent’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for Purchasers, the Managing Agents and the Agent (which such counsel may be employees of any Purchaser, any Managing Agent or the Agent) with respect thereto and with respect to advising the Purchasers, the Managing Agents and the Agent as to their respective rights and remedies under this Agreement. Seller shall pay to the Agent, each Managing Agent and each Purchaser within ten (10) days following written demand therefor any and all reasonable costs and expenses of the Agent, each such Managing Agent and each such Purchaser, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

Section 10.4 Withholding Forms; Additional Amounts.

(a) Each Purchaser that is not a “United States person” within the meaning of Code section 7701(a)(30) (a “Foreign Purchaser”) shall deliver to Seller or the Agent (with a copy to the other), upon becoming a party to this Agreement and at any other time or times prescribed by applicable law, two (or such other number as may from time to time be prescribed by applicable laws or regulations) duly completed copies of IRS Form W-8ECI or Form W-8BEN (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or applicable laws or regulations), as appropriate, demonstrating in each case the complete exemption from, or reduction of, withholding taxes at the time such Purchaser becomes a party to this Agreement, including by assignment of payments to be made hereunder to the applicable Purchaser. Each Foreign Purchaser shall furnish to the Agent and Seller any information, forms or other documentation that are required to obtain any available exemption from withholding taxes imposed under the Hiring Incentives to Restore Employment Act (H.R. 2847), any regulations promulgated thereunder and any guidance issued in connection therewith (none of which shall be treated as a change in law for purposes of this Agreement) (the “HIRE Act”), but only to the extent such Act is applicable to such Foreign Purchaser. To the extent permitted by law, each Foreign Purchaser shall provide new information, forms or other documentation to the Agent and Seller upon the expiration or obsolescence of any information, forms or documentation previously delivered pursuant to this Section 10.4(a). Upon the reasonable request of Seller or the Agent, each Purchaser that is a “United States person” within the meaning of Code section 7701(a)(30) shall deliver to Seller or the Agent, as the case may be (with a copy to the other), two duly completed copies of IRS Form W-9 (or successor thereto), or substitute form acceptable to the Seller or the Agent, as the case may be.

(b) Any and all payments by or on account of Seller and each other Seller Party under this Agreement shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent required by applicable law. In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by Seller or any other Seller Party to or on behalf of the Agent, the Managing Agents or any Purchaser hereunder, then if such Taxes are not Excluded Taxes:

(i) the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes (other than Excluded Taxes), in an amount that is not less than the amount provided for herein; and

(ii) the Seller shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (i) and computed on the basis of the information and documentation provided pursuant to Section 10.4(a)) and shall pay such amount to the governmental authority imposing such Taxes in accordance with applicable law, provided, that the receipt of additional amounts pursuant to this Section 10.4(b) and the receipt of an indemnity pursuant to Section 10.1 shall be mutually exclusive and shall in no case be cumulative with respect to any indemnification for Taxes.

(c) After the payment of any withholding taxes, Seller shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such withholding Taxes by March 15 of the following year. The Agent shall make copies thereof available to the Managing Agents and Purchasers upon request therefor.

(d) Notwithstanding anything herein to the contrary, the Seller’s obligations to make payments to the Agent, a Managing Agent, a Purchaser or any other Indemnified Party pursuant to Section 10.4(b) shall be limited to amounts arising from Taxes other than Excluded Taxes that are imposed by any change in law, treaty or governmental rule, regulation or order or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order, or any determination of a court or Governmental Authority), in each case, that becomes effective after the Closing Date and, with respect to such Persons who enter into this agreement at a later date, after such later date.

ARTICLE XI

THE AGENT

Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints (i) BTMU to act as its agent hereunder and under each other Transaction Document, and (ii) the Managing Agent in its Purchaser Group to act as its Managing Agent hereunder and under each other Transaction Document, and authorizes the Agent and such Purchaser’s Managing Agent, as the case may be, to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent or such Managing Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. Neither the Agent nor the Managing Agents have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent or the Managing Agents shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent or the Managing Agents. In performing their respective functions and duties hereunder and under the other Transaction Documents, (i) the Agent shall act solely as agent for the Purchasers (ii) each Managing Agent shall act solely as managing agent for the Conduit and Financial Institutions in its Purchaser Group and (iii) neither the Agent nor any Managing Agent shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns, except as expressly provided herein. Neither the Agent nor any Managing Agent shall be required to take any action that exposes the Agent or such Managing Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent and the Managing Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

Section 11.2 Delegation of Duties. The Agent and the Managing Agents may execute any of their respective duties under this Agreement and each other Transaction Document by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor the Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. None of the Agent, the Managing Agents or any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. Neither the Agent nor any Managing Agent shall be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. Neither the Agent nor any Managing Agent shall be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent or such Managing Agent, as applicable, has received notice from Seller or a Purchaser. No Managing Agent shall have any responsibility hereunder to any Purchaser other than the Purchasers in its Purchaser Group.

Section 11.4 Reliance by Agent. (a) The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Managing Agents, the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Managing Agents or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

(b) Each Managing Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by such Managing Agent. Each Managing Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Purchasers in its related Purchaser Group, as it deems appropriate and it shall first be indemnified to its satisfaction by such Purchasers, provided that unless and until such Managing Agent shall have received such advice, such Managing Agent may take or refrain from taking any action, as such Managing Agent shall deem advisable and in the best interests of the Purchasers in its related Purchaser Group. Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Purchasers in its related Purchaser Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all such Purchasers.

Section 11.5 Non-Reliance on Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Managing Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any Managing Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent or such Managing Agent. Each Purchaser represents and warrants to the Agent and the Managing Agents that it has made and will make, independently and without reliance upon the Agent, any Managing Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification. The Financial Institutions agree to reimburse and indemnify the Agent, and the Financial Institutions in each Purchaser Group agree to reimburse the Managing Agent for such Purchaser Group, and their respective officers, directors, employees, representatives and agents ratably according to their (a) Percentages (in the case of any reimbursement and indemnity obligations owing to its Managing Agent) or (b) ratable shares of Purchase Limit (in the case of any reimbursement and indemnity obligations owing to the Agent), to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, acting in its capacity as Agent, or any Managing Agent, acting in its capacity as a Managing Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent, or any Managing Agent, acting in its capacity as a Managing Agent, and acting on behalf of its related Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Agents in their Individual Capacities. The Agent, each Managing Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though it were not the Agent or a Managing Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent and each Managing Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent or Managing Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Agent or each Managing Agent in its individual capacity.

Section 11.8 Successor Agent. The Agent may, upon five days’ notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. Each Managing Agent may, upon thirty (30) days’ notice to Seller, the Agent and the Purchasers in its Purchaser Group, and each Managing Agent will, upon the direction of all of the Purchasers in its Purchaser Group (other than the Managing Agent, in its individual capacity), resign as a Managing Agent. If the Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor Agent. If a Managing Agent shall resign, then the Required Financial Institutions in its Purchaser Group shall appoint a successor managing agent during such thirty-day period. If for any reason no successor Agent or Managing Agent is appointed by the Required Financial Institutions during such five-day period or thirty-day period, as applicable, then effective upon the termination of such five-day period or thirty-day period, as applicable, the Purchasers shall perform all of the duties of the Agent or a Managing Agent of its related Purchaser Group hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Managing Agent’s or any Agent’s resignation hereunder as Managing Agent or Agent, the retiring Managing Agent or Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Managing Agent or Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments. (a) Subject to Section 12.1(c), Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement (i) to the Financial Institutions pursuant to a Liquidity Agreement, (ii) to any other issuer of commercial paper notes sponsored or administered by the Managing Agent of such Conduit’s Purchaser Group or (iii) to any other Person, and upon such assignment, such Conduit shall be released from its obligations so assigned. In the case of any assignment to any other Person as described in clause (iii) above, the consent of the Managing Agent for such assigning Conduit’s Purchaser Group and, so long as no Amortization Event has occurred and is continuing, the Seller, shall be required prior to the effectiveness of any such assignment. Seller and each Financial Institution hereby agree that any assignee of any Conduit of this Agreement of all or any of the Purchaser Interests of such Conduit shall have all of the rights, benefits and obligations under this Agreement as if the term “Conduit” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of such Conduit hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b) Any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of the Managing Agent for such Financial Institution’s Purchaser Group and, so long as no Amortization Event has occurred and is continuing, the Seller, shall be required prior to the effectiveness of any such assignment. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by S&P, and P-1 by Moody’s and (ii) agree to deliver to the Managing Agent of such assignee’s Financial Institution’s Purchaser Group, promptly following any request therefor by such Managing Agent or the related Conduit, an enforceability opinion in form and substance satisfactory to such Managing Agent and the related Conduit. Upon delivery of the executed Assignment Agreement to the Agent and the related Managing Agent, subject to Section 12.1(c), such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment, and, thereafter, the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers, the Managing Agents or the Agent shall be required.

(c) The Agent and the Managing Agent of each Purchaser Group, each acting solely for this purpose as an agent of the Seller, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it pursuant to Section 12.1(b), documentation evidencing (to the reasonable satisfaction of such agent) each assignment pursuant to Section 12.1(a), and a register for the recordation of the names and addresses of each of the Purchasers, including assignees pursuant to Sections 12.1(a) and (b), and with respect to each Purchaser, the Purchaser Interests held thereby, the Commitments thereof, and the amounts owing thereto pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the

Agent, the Managing Agent of each Purchaser Group, and each Purchaser shall treat each Person whose name is recorded in such Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of Purchaser Interests shall be effective only upon appropriate entry with respect thereto being made in the Register. The Register shall be available for inspection by the Seller, the Agent and any Purchaser within the Purchaser Group at any reasonable time and from time to time upon reasonable prior notice.

Section 12.2 Participations.

(a) Subject to Section 12.2(b), any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of such Financial Institution or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, the Conduits, the Managing Agents and the Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Any amounts payable to any such Participant with respect to this Agreement shall be limited to the amounts that would have been payable hereunder to the Financial Institution selling such participating interest had such interest not been sold. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

(b) Each Financial Institution that sells a participation shall, acting solely for this purpose as an agent of Seller, maintain at one of its offices a register for the recordation of the names and addresses of each of its Participants and, with respect to each Participant, the amount and terms of its participation (the “Participant Register”); provided that no Financial Institution shall be required to disclose to or share the information contained in the Participant Register with the Seller or any other Person, except as required by applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Financial Institution shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. Any participation shall be effective only upon appropriate entry with respect thereto being made in the Participant Register.

Section 12.3 Non-Renewing Purchasers.

(a) Each Financial Institution hereby agrees to deliver written notice to its related Managing Agent not more than 30 days and not less than 5 Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is 5 Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder and the Conduit (if any) in its Purchaser Group, a “Non-Renewing Purchaser”). If there is more than one Financial Institution in any Purchaser Group and one or more Financial Institutions in such Purchaser Group is a Non-Renewing Purchaser pursuant to the immediately preceding sentence, then all Purchasers in such Purchaser Group shall be deemed to be “Non-Renewing Purchasers” hereunder as of the Termination Date for such Financial Institution.

(b) Upon reduction to zero of the Capital of all of the Purchaser Interests of a Non-Renewing Purchaser (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Non-Renewing Purchaser hereunder shall be terminated and such Non-Renewing Purchaser shall no longer be a “Purchaser” hereunder; provided, however, that the provisions of Article X and Sections 14.5 and 14.6 shall continue in effect for its benefit and obligation prior to its termination as a Purchaser.

Section 12.4 Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Financial Institution may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Financial Institution to a Federal Reserve Bank, without notice to or consent of the Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Financial Institution from any of its obligations hereunder, or substitute any such pledgee or grantee for such Financial Institution as a party hereto.

Section 12.5 Additional Purchaser Groups. Upon the Seller’s request from time to time and subject to the prior written consent of the Agent and Managing Agents given in their sole discretion, an additional Purchaser Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Purchaser Group, the Seller, the Servicer, the Agent and each of the Managing Agents. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit” shall become a party hereto as the Conduit for such Purchaser Group, entitled to the rights and subject to the obligations of a Conduit hereunder, (ii) each Person specified therein as a “Financial Institution” shall become a party hereto as a Financial Institution and a member of such Purchaser Group, entitled to the rights and subject to the obligations of a Financial Institution hereunder, (iii) each Person specified therein as a “Managing Agent” shall become a party hereto as the Managing Agent for such Purchaser Group, entitled to the rights and subject to the obligations of a Managing Agent hereunder and (iv) the Purchase Limit shall be increased by an amount equal to the aggregate Commitments of the Financial Institutions party to such Joinder Agreement. On or prior to the effective date of such Joinder Agreement, the Seller, the new Conduit, the Agent and the new Managing Agent shall enter into a fee letter for purposes of setting forth the fees payable to the members of such Purchaser Group in connection with this Agreement, which fee letter shall be included in the definition of “Fee Letter” for all purposes of this Agreement.

Section 12.6 Replacement of Purchasers. (i) If any Managing Agent, Purchaser or Funding Source requests compensation under Section 10.2 or (ii) if any Financial Institution is a Defaulting Purchaser, then the Seller may, at its sole expense and effort, upon notice to such Managing Agent, the related Purchaser and the Agent, require the related Managing Agent and all (but not less than all) of the Purchasers in its related Purchaser Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Article XII), all its interests, rights and obligations under the Transaction Documents to one or more assignees that shall assume such obligations (which assignee may be another Purchaser or a Managing Agent); provided that (i) the Seller shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Managing Agent and such Purchasers shall have received payment of an amount equal to the outstanding Capital, accrued CP Costs, accrued Yield, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Capital and accrued interest and fees) or the Seller (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 10.2, such assignment will result in a reduction in such compensation or payments. No party shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Managing Agent, Purchaser or Funding Source or otherwise, as applicable, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

Section 12.7 Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Financial Institution becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Financial Institution is a Defaulting Purchaser:

(a) No “Unused Fees” (as defined in the Fee Letter) shall be accrued for such Financial Institutions for any day that such Financial Institution is a Defaulting Purchaser;

(b) [RESERVED].

(c) In the event that the Agent determines that a Defaulting Purchaser has adequately remedied all matters that caused such Financial Institution to be a Defaulting Purchaser, then the Group Purchase Limit and the Percentages of such Financial Institution’s Purchaser Group shall be readjusted to reflect the inclusion of such Financial Institution’s Commitment and on such date such Financial Institution shall purchase at par such of the aggregate outstanding Capital of the other Purchasers as the Agent and the Managing Agents shall determine may be necessary in order for such Financial Institution to hold such outstanding Capital in accordance with its Capital Pro Rata Share; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Financial Institution was a Defaulting Purchaser; and

(d) If a Purchaser becomes a Defaulting Purchaser, then, so long as such Purchaser remains a Defaulting Purchaser in accordance with the proviso to the definition of “Defaulting Purchaser” set forth herein, notwithstanding any other provisions of this Agreement, any amount paid by the Seller for the account of such Defaulting Purchaser under this Agreement (whether on account of Capital, Yield, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Purchaser, but will, so long as such Purchaser is a Defaulting Purchaser, instead be retained by the Seller and distributed from time to time by the Seller at the direction of the Agent (or, if the entity that is the Agent is a Defaulting Purchaser, any Managing Agent), as follows in the following order of priority (and the Defaulting Purchaser shall have no claims against the Seller, the Agent, any Managing Agent or any other Purchaser for making such redirected payments): first to the payment of any amounts, if any, due and owing by such Defaulting Purchaser to the Agent under this Agreement, together with interest thereon owing at the Prime Rate; second to the payment of Yield and CP Costs due and payable to the Non-Defaulting Purchasers, ratably among them in accordance with the amounts of such Yield and CP Costs then due and payable to them; third to the payment of fees then due and payable to the Non-Defaulting Purchasers, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, if as of any Settlement Date the Capital of any Purchasers in any Purchaser Group that does not include any Defaulting Purchasers exceeds such Purchaser Group’s Pro Rata Share (as determined without giving effect to any adjustments pursuant to this Section 12.7) of the Aggregate Capital, to repay the Capital of each such other Purchaser Groups in the amount necessary to eliminate such excess, pro rata based on the Capital of the other Purchaser Groups; fifth, to make any other mandatory reductions of Capital required under Section 2.6, pro rata to the Non-Defaulting Purchasers based on the Capital of such Non-Defaulting Purchasers; sixth to the ratable payment of other Obligations then due and payable to the Non-Defaulting Purchasers; and seventh to pay any Obligations or other amounts owing under this Agreement to such Defaulting Purchaser in the order of priority set forth in Section 2.4 hereof or as a court of competent jurisdiction may otherwise direct. Any funds paid by the Seller pursuant to clauses second through sixth above at the direction of the Agent or a Managing Agent shall not be deemed to be payment by the Seller for purposes of determining whether an Amortization Event has occurred and shall not discharge any obligations of the Seller to make such payment. To the extent that any Non-Defaulting Purchasers have been paid by the Seller pursuant to clauses second through sixth above at the direction of the Agent or a Managing Agent, the Defaulting Purchaser shall, from and after payment in full of all Yield, CP Costs, Capital and other amounts owed to the Non-Defaulting Purchasers, be subrogated to the rights of the Non-Defaulting Purchasers to the extent of any such payments from the Defaulting Purchaser Account above.

ARTICLE XIII

Reserved.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Waivers and Amendments. (a) No failure or delay on the part of the Agent, any Managing Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). Seller and the Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent or any Managing Agent for the benefit of any of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except as may be required pursuant to a Liquidity Agreement) or any Financial Institution’s Commitment, (E) amend, modify or waive any provision of the definition of “Required Financial Institutions” or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Net Receivables Balance”, “Loss Reserve,” “Dilution Reserve”, “Contra Account Amount” or “Yield and Servicer Reserve”, (H) sell (or consent to the sale of) any Receivables (other than as expressly permitted hereby) or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the Agent or any relevant Managing Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Agent or such Managing Agent.

Notwithstanding the foregoing, without the consent of the Financial Institutions, but with the prior written consent of Seller, the Agent and the related Managing Agent may amend this Agreement solely to add additional Persons as Financial Institutions to such Managing Agent’s Purchaser Group hereunder. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers, the Managing Agents and the Agent.

Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on Schedule D or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Agent and each Managing Agent to effect purchases and each Managing Agent to make Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom such Managing Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent and each Managing Agent a written confirmation of each telephonic notice signed by an Authorized Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent or any Managing Agent, the records of the Agent or such Managing Agent shall govern absent manifest error.

Section 14.3 Ratable Payments. If any Purchaser or any Managing Agent (on behalf of any Purchaser), whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser or such Managing Agent (other than payments received pursuant to Section 10.2, 10.3 or 10.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser or such Managing Agent agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers and other Managing Agents so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Interests of the Agent, the Managing Agents and the Purchasers.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent or the Managing Agents may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests and the security interest granted hereunder, or to enable the Agent, the Managing Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time that an Amortization Event has occurred and is continuing, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and the security interests granted under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Agent, any Managing Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s, such Managing Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party for the benefit of itself, of the Managing Agents and of the Purchasers, to file the UCC financing statements contemplated herein and under the Receivables Sale Agreements, (ii) to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality. (a) Each Seller Party shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and other nonpublic proprietary information with respect to the Agent, each Managing Agent and each Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party may disclose such information (i) to any Seller Party, (ii) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through any Seller Party, (iv) to the extent such information was available to such Seller Party on a nonconfidential basis prior to its disclosure to such Seller Party hereunder, (v) with the consent of the Agent, such Managing Agent or such Purchaser, as applicable, (vi) to the extent otherwise permitted by this Agreement, (vii) to the extent that such Seller Party should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any governmental authority to disclose such information; provided, that, in the case of clause (vii) above, such Seller Party, will use all reasonable efforts to maintain confidentiality and, in the case of clause (vii)(A) above, will (unless advised by counsel that such action would be prohibited by law or adversely affect any rights or interests of the Seller Party hereunder) notify the Agent, such Managing Agent or such Purchaser, as applicable, of its intention to make any such disclosure prior to making any such disclosure or (viii) in the protection or enforcement of any of its rights hereunder.

(b) The Agent, each Managing Agent and each Purchaser covenants and agrees that any information obtained by the Agent, such Managing Agent or such Purchaser with respect to Seller, Servicer, each Originator or the Performance Guarantor pursuant to this Agreement shall be held in confidence except that the Agent or such Purchaser may disclose such information (i) to the Agent, any Managing Agent or any Purchaser, (ii) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Agent, such Managing Agent or such Purchaser, (iv) to the extent such information was available to the Agent, such Managing Agent or such Purchaser on a nonconfidential basis prior to its disclosure to the Agent, such Managing Agent or such Purchaser hereunder, (v) with the consent of the Seller, Servicer, the applicable Originator or the Performance Guarantor, as applicable, (vi) to the extent otherwise permitted by this Agreement, (vii) to the extent that Agent, such Managing Agent or such Purchaser should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any governmental authority to disclose such information; provided, that, in the case of clause (vii) above, the Agent, such Managing Agent or such Purchaser, as applicable, will use all reasonable efforts to maintain confidentiality and, in the case of clause (vii)(A) above, will (unless advised by counsel that such action would be prohibited by law or adversely affect any rights or interests of the Agent, such Managing Agent or such Purchaser hereunder) notify the Servicer, the applicable Originator or the Performance Guarantor, as applicable, of its intention to make any such disclosure prior to making any such disclosure or (viii) in the protection or enforcement of any of its rights hereunder. Without limiting the generality of the foregoing, the Agent, any Managing Agent or any Purchaser (or any Managing Agent on its behalf) may make disclosure of such nonpublic information to a nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934 (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction).

Section 14.6 Bankruptcy Petition. Seller, the Servicer, the Agent, each Managing Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7 Limitation of Liability. No claim may be made by any Seller Party or any other Person against any Conduit, the Agent, any Managing Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith, except with respect to any claim arising out of such Conduit’s, Agent’s, Managing Agent’s or Financial Institution’s own willful misconduct or gross negligence; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, except with respect to any claim arising out of such Conduit’s, Agent’s, Managing Agent’s or Financial Institution’s own willful misconduct or gross negligence.

Section 14.8 CHOICE OF LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY MANAGING AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT, ANY MANAGING AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT, ANY MANAGING AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK (BOROUGH OF MANHATTAN).

Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE)

IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement. The parties agree that this Agreement shall terminate on the date following the Agent’s delivery of a notice to the Seller that the Amortization Date has occurred and all Aggregate Unpaids have been indefeasibly paid in full. Upon such termination, (i) all ownership interests or Adverse Claims of the Agent, the Managing Agents and the Purchasers in the Receivables, the Collections, the Related Security, the Collection Accounts, the Lockboxes and any other property in respect of which an ownership interest or Adverse Claim was granted by the Seller, or otherwise arose, in favor of the Agent, any Managing Agent or any Purchaser pursuant to the Transaction Documents, shall be automatically, and without the need for any further action, terminated and released, (ii) the Agent, the Managing Agents and the Purchasers shall, at the Seller’s sole cost and expense, deliver and, where applicable, execute and endorse such agreements, documents and instruments evidencing or effecting the release of the security interests, liens and other Adverse Claims in the Receivables, the Collections, the Related Security, the Collection Accounts, the Lockboxes and any other property in respect of which an Adverse Claim was granted by the Seller, or otherwise arose, in favor of the Agent, any Managing Agent or any Purchaser pursuant to any Transaction Documents as may be reasonably requested and prepared from time to time by the Seller and reasonably acceptable to the Agent, such Managing Agent or such Purchaser and (iii) the Seller may amend, terminate or otherwise modify any financing statements filed against any Originator in connection with any Receivables Sale Agreement without the consent of the Agent, any Managing Agent or any Purchaser.

Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13 BTMU Roles.

(a) Each of the Financial Institutions acknowledges that BTMU acts, or may in the future act, (i) as Agent for the Purchasers hereunder, (ii) as a Managing Agent for Victory or any other Purchaser in BTMU’s Purchaser Group, (iii) as issuing and paying agent for Victory’s Commercial Paper, (iv) to provide credit or liquidity enhancement for the timely payment for such Commercial Paper and (v) to provide other services from time to time for certain Purchasers (collectively, the “BTMU Roles”). Without limiting the generality of this Section 14.13(a), each Purchaser and Managing Agent hereby acknowledges and consents to any and all BTMU Roles and agrees that in connection with any BTMU Role, BTMU may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Victory.

(b) Managing Agent Institution Roles. Each of the Purchasers acknowledges that each Person that serves as a Managing Agent hereunder (a “Managing Agent Institution”) acts, or may in the future act, (i) as Managing Agent for one or more Conduits, (ii) as issuing and paying agent for each such Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for each such Conduit’s Commercial Paper and (iv) to provide other services from time to time for some or all of the Conduits (collectively, the “Managing Agent Institution Roles”). Without limiting the generality of this Section 14.13(b), each Purchaser and Managing Agent hereby acknowledges and consents to any and all Managing Agent Institution Roles and agrees that in connection with any Managing Agent Institution Role, the applicable Managing Agent Institution may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for its related Conduits.

Section 14.14 Characterization. (a) Except for the limited purpose provided in Section 14.14(d), it is the intention of the parties hereto that each purchase of Purchaser Interests by the Purchasers hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Managing Agent, each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Managing Agent, any Purchaser or the Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b) In addition to any ownership interest which the Agent, on behalf of the Purchasers and Managing Agents, may from time to time acquire in the Purchaser Interests pursuant hereto, Seller reaffirms the continuing effectiveness hereunder of its grant under the Original RPA and hereby further grants to the Agent for the ratable benefit of the Managing Agents and Purchasers a valid and perfected security interest in all of Seller’s (whether an undivided percentage interest or otherwise) right, title and interest in, to and under, all Receivables now existing or hereafter arising, all Related Security with respect to such Receivables, all Collections with respect to such Receivables, each Collection Account and all proceeds of any thereof, prior to all other liens on and security interests therein, to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, the Managing Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. Seller hereby authorizes the Agent to file one or more financing statements to cover the collateral covered thereby as “All Assets” or with such other words of similar effect and import.

(c) If, notwithstanding the intent of the parties expressed in paragraph (a) above, the purchases hereunder are not treated as sales, the sale, assignment, and transfer of each Purchaser Interest shall be treated as the grant of a valid and perfected security interest in all of Seller’s right, title and interest in, to and under, all Receivables now existing or hereafter arising (a “Recharacterization”), all Related Security with respect to such Receivables, all Collections with respect to such Receivables and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. Seller shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in, and not to constitute a sale of, such Purchaser Interests, such security interest will be a perfected security interest in favor of the Agent (for the benefit of the Managing Agents and the Purchasers) under the UCC and other applicable law and will be maintained as such throughout the term of this Agreement. In respect of such security interest with respect to the Purchaser Interests, the Agent, the Managing Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. In the case of any Recharacterization, Seller represents and warrants that each remittance of Collections to the Agent, any Managing Agents or any Purchaser hereunder will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) made in the ordinary course of business or financial affairs.

(d) Solely for income tax purposes, the acquisition by the Purchasers of Purchaser Interests shall be characterized as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security and the Collections.

Section 14.15 Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Original RPA and shall not constitute a novation. It is the intent of each of the parties hereto that all references to the Original RPA in any Transaction Document to which such party is party as such and which becomes or remains effective on or after the date hereof shall be deemed to mean and be references to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized signatories as of the date hereof.

TIMKEN RECEIVABLES CORPORATION as Seller

By:	/S/ J. TED MIHAILA
Name:	J. Ted Mihaila
Title:	Treasurer

THE TIMKEN CORPORATION as Servicer

By:	/S/ J. TED MIHAILA
Name:	J. Ted Mihaila
Title:	Senior Vice President and Controller

Signature Page to

Timken

Amended and Restated Receivables Purchase Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Agent

By:	/S/ DEVANG SODHA
Name:	Devang Sodha
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Managing Agent

By:	/S/ DEVANG SODHA
Name:	Devang Sodha
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Financial Institution

By:	/S/ THOMAS DANIELSON
Name:	Thomas Danielson
Title:	Authorized Signatory

VICTORY RECEIVABLES CORPORATION, as a Conduit

By:	/S/ DAVID V. DEANGELIS
Name:	David V. DeAngelis
Title:	Vice President

Signature Page to

Timken

Amended and Restated Receivables Purchase Agreement

SUNTRUST BANK, as a Managing Agent

By:	/S/ MICHAEL PEDEN
Name:	Michael Peden
Title:	Vice President

SUNTRUST BANK, as a Financial Institution

By:	/S/ MICHAEL PEDEN
Name:	Michael Peden
Title:	Vice President

Signature Page to

Timken

Amended and Restated Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“100-Day Receivable” means a Receivable that by its terms is due and payable more than sixty (60) days but within one hundred (100) days after the original billing date therefor.

“Accrual Period” means each calendar month.

“Adjusted Pro Rata Share” means, for each Financial Institution, the Commitment of such Financial Institution within a given Purchaser Group divided by the sum of the Commitments of each Financial Institution in such Purchaser Group, adjusted as necessary to give effect to any assignments pursuant to Section 12.1(b) or 12.1(c).

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of the securities of the controlled Person having ordinary voting power for the election of directors, managing general partners or the equivalent or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, at any time, the aggregate amount of Capital of all Purchaser Interests outstanding at such time.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, at any time, an amount equal to the following at such time:

(i) the Loss Reserve

plus

(ii) the Yield and Servicer Reserve

plus

(iii) the Dilution Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (ii) the Business Day specified in a written notice from the Agent following the occurrence and during the continuation of any other Amortization Event, and (iii) the date specified by the Seller that is at least 10 Business Days after the Agent’s and each Managing Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Loss Horizon Period” means, at any time, (a) if Rating Level I is in effect, the four and one half months most recently ended and (b) if Rating Level II or Rating Level III is in effect, the three and one half months most recently ended.

“Applicable Stress Factor” means, at any time, the amount set forth below based upon the applicable Rating Level at such time:

Rating Level	Applicable Stress Factor
Rating Level I	2.0
Rating Level II	2.25
Rating Level III	2.5

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

“Basel II” means the “International Convergence of Capital Measurement and Capital Standards: a Revised Framework” developed by the Basel Committee on Banking Supervision, initially published in June 2004.

“Basel III” means “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision, initially published in December 2010.

“Bearings Division Rebate Accrual Account” means any rebate accrual account maintained on the general ledger or other books and records of the Bearings division of The Timken Corporation as such division existed on the date of this Agreement.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder, (ii) does not become ratably subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned to a Financial Institution pursuant to a Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end, an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the related Managing Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“BTMU” has the meaning set forth in the preamble to this Agreement.

“BTMU Purchaser Group” means the Purchaser Group in respect of which BTMU (or its successor) is the related Managing Agent.

“BTMU Roles” has the meaning set forth in Section 14.13(a).

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the related Managing Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Pro Rata Share” means, for any Purchaser at any time, the amount of Capital allocated to the Purchaser Interests of such Purchaser at such time divided by the Aggregate Capital at such time.

“Change of Control” means, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than those Persons listed on Schedule I to the Credit Agreement and the heirs, administrators or executors of any such Persons and any trust established by or for the benefit of such Persons, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Performance Guarantor entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Performance Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert, other than those Persons listed on Schedule I to the Credit Agreement, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Performance Guarantor, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities;

(d) any Originator shall cease to be a wholly-owned Subsidiary of the Performance Guarantor; or

(e) Seller shall cease to be a wholly-owned Subsidiary of The Timken Corporation.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased; (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible; or (iv) which has been identified by Seller as uncollectible (in each case, other than any Receivable to the extent the failure to pay such Receivable or any reduction in the principal amount thereof shall have been caused by an event of the type described in the definition of Dilutions and shall have given rise to a Deemed Collection).

“Code” means the Internal Revenue Code of 1986.

“Collection Account” means each concentration account, deposit account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement, substantially in the form approved by the Agent, among the applicable Originator, Seller, the Agent and a Collection Bank.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a “notice of exclusive control,” or “activation notice” or the equivalent of any of the foregoing delivered pursuant to a Collection Account Agreement.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable (including the proceeds of any sale permitted under Section 7.2(d)).

“Commercial Paper” means promissory notes of any Conduit issued by such Conduit in the commercial paper market.

“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to fund Capital in respect of Purchaser Interests, in an amount not to exceed:

(i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Schedule A to this Agreement or for any Financial Institution party hereto pursuant to a Joinder Agreement or Assignment Agreement, the “Commitment” set forth therein, as such amount may be modified in accordance with the terms hereof; and

(ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price for the relevant Purchaser Interests.

“Concentration Limit” means, at any time, for any Obligor, 2.5% of the aggregate Outstanding Balance of Eligible Receivables at such time, or such other amount (a “Special Concentration Limit”) for such Obligors as the Managing Agents may unanimously, in their sole and absolute discretion following a written request therefor by Seller, designate from time to time; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that any Managing Agent may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit that exceeds 2.5% of the aggregate Outstanding Balance of Eligible Receivables. As of the date hereof, the Special Concentration Limit for Caterpillar Inc. shall be 10.0% of the Outstanding Balance of Eligible Receivables.

“Conduit” has the meaning set forth in the Preamble of this Agreement.

“Contra Account” means a credit or offset against a Receivable because of a corresponding obligation of an Originator or any Affiliate thereof owing to the related Obligor or any Affiliate thereof, in any case, solely to the extent that such credit or offset arises in the ordinary course of business.

“Contra Account Amount” means, on any date, an amount equal to the product of (a) the Contra Account Percentage on such date and (b) the Outstanding Balance of all Receivables owned by the Seller as of the close of business on such date.

“Contra Account Percentage” means, as of any date, the greater of (i) 4.5% and (ii) the Periodic Contra Account Percentage set forth in the most recently delivered April Monthly Report or October Monthly Report (in any case, whichever has been most recently delivered pursuant to this Agreement). For purposes hereof, “Periodic Contra Account Percentage” means, the amount of Contra Accounts during the April or October, as applicable, Accrual Period divided by the monthly balance of the Receivables as of the last day of such Accrual Period.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“CP Costs” means (a) for each Purchaser Interest funded by Commercial Paper that is Pooled Commercial Paper, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper of a Conduit on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled

Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of such Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper of such Conduit. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Managing Agent of a Conduit in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by the related Conduit in such Managing Agent’s Purchase Group in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital;

(b) for each Purchaser Interest funded by Pooled Commercial Paper and owned by a Conduit party to this Agreement pursuant to a Joinder Agreement, the “CP Costs” set forth in such agreement; and

(c) for each Purchaser Interest funded by Commercial Paper that is not Pooled Commercial Paper, the amount calculated pursuant to Section 3.4.

“CP Rate” means, with respect to any CP Tranche Period, the per annum rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper is issued by such Conduit to fund such CP Tranche during such CP Tranche Period plus any and all applicable issuing and paying agent fees and commissions of placement agents and commercial paper dealers in respect of such Commercial Paper and other costs associated with funding small or odd-lot amounts; provided, however, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit is a discount rate (or rates), the “CP Rate” for such Conduit for such CP Tranche Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from the relevant Managing Agent’s converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

“CP Tranche” means, each portion of Capital allocated to a particular CP Tranche Period.

“CP Tranche Period” means, with respect to any Purchaser Interest held by a Conduit and funded by Commercial Paper that is not Pooled Commercial Paper, initially the period commencing on the date of funding of such Commercial Paper or the creation of such CP Tranche (whichever is later) and ending on the last day of the current Settlement Period or such other number of days thereafter as the relevant Managing Agent shall select in consultation with Seller.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of May 11, 2011 among the Performance Guarantor, certain subsidiary guarantors from time to time party thereto, Bank of America, N.A. and KeyBank National Association, as Co-Agents, the “Lenders” from time to time party thereto and the other “agents” and “arrangers” party thereto, and the lenders from time to time party thereto, as the same may from time to time be amended or modified (i) for purposes of Section 9.3(b) hereof, in accordance with the terms set forth in Part C of Schedule C hereto, or (ii) in any other respect, in accordance with the terms of the Credit Agreement.

“Credit and Collection Policy” means Seller’s credit and collection policies, practices and procedures relating to Contracts and Receivables existing on the date hereof and modified from time to time in accordance with this Agreement. To the extent such policies, practices and procedures have been reduced to writing, the same are set forth on Exhibit VIII hereto.

“Daily Report” means a report, in substantially the form of Exhibit X-3 hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Debt Rating” for any Person at any time means the then current rating by (i) S&P, (ii) Moody’s or (iii) any other nationally recognized statistical rating organization of such Person’s long term public senior unsecured non-credit enhanced debt.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Except as provided in the succeeding sentence, Seller shall be deemed to have received a Collection in full of a Receivable if any of the representations or warranties in Article V applicable to a Receivable (other than representations and warranties in respect of the matters addressed in the succeeding sentence) prove to have been untrue when made with respect to such Receivable. If the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received Collections in respect of Receivable to the extent of such reduction or cancellation.

“Defaulting Purchaser” means any Financial Institution, as determined by the Agent, that has (a) failed to fund any portion of its Commitment within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Seller, the Agent or any Managing Agent outside of its Purchaser Group in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Purchases, or (d) (i) become or is insolvent or (ii) become the subject of an bankruptcy or insolvency event; provided, however, that a Financial Institution is not a Defaulting Purchaser if its failure to fund or comply with any funding obligation is due to a good faith determination by such Financial Institution that, as of any applicable date, the conditions precedent to a Purchase have not been met.

“Default Rate” means a rate per annum equal to 3.20% above the Prime Rate.

“Default Ratio” means, the ratio (expressed as a percentage) with respect to any month, equal to (i) the sum, excluding Disputed Receivables (but including the “Disputed Amount” as set forth below) and without duplication, of (A) the aggregate Outstanding Balance of all Receivables that have remained unpaid for ninety-one (91) to one hundred twenty (120) days past the original due date as of the last day of such month, (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such month and that were less than ninety-one (91) days past the original due date therefor and (C) the Disputed Amount, divided by (ii) the aggregate Original Balance of all Receivables generated by the Originators during the month ended four months prior to such month.

“Default Trigger” means, the ratio (expressed as a percentage) with respect to any month, equal to (i) the sum, excluding Disputed Receivables and without duplication, of (A) the aggregate Outstanding Balance of all Receivables that have remained unpaid for sixty-one (61) to ninety (90) days past the original due date as of the last day of such month and (B) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such month, divided by (ii) the aggregate Original Balance of all Receivables generated by the Originators during the month ended three months prior to such month.

“Defaulted Receivable” means a Receivable as to which payment or part thereof, remains unpaid for ninety-one (91) days or more from the original due date for such payment.

“Delinquency Ratio” means, the ratio (expressed as a percentage) with respect to any month, equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables, excluding Disputed Receivables, as of the last day of such month divided by (ii) the aggregate Outstanding Balance of Receivables as of the last day of such month.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for sixty-one (61) days or more from the original due date for such payment.

“Designated Obligor” means an Obligor designated by any Managing Agent or the Agent to Seller in writing as a “Designated Obligor.”

“Dilution Horizon Ratio” means, the ratio (expressed as a percentage) at any time equal to (i) the aggregate Original Balance of all Receivables generated by the Originators during the two months (or such other number of months designated by the Managing Agents after the date hereof in consultation with the Seller based on the results of an audit of the Receivables) then most recently ended divided by (ii) the aggregate Outstanding Balance of Eligible Receivables as of the last day of the month then most recently ended.

“Dilution Percentage” means, with respect to any month, a percentage equal to the greater of (i) the Dilution Reserve Floor Percentage and

(ii) [ (ASF x ED) + { (DS - ED) x	DS	} ] x DHR
ED

where:
ASF	=	the Applicable Stress Factor;
ED	=	the Expected Dilution Ratio at such time;
DS	=	the Dilution Spike Ratio at such time; and
DHR	=	the Dilution Horizon Ratio at such time.

“Dilution Ratio” means, the ratio (expressed as a percentage) with respect to any month, equal to (i) the aggregate amount of Dilutions in respect of all Receivables which occurred during such month, divided by (ii) the aggregate Original Balance of all Receivables generated by the Originators during month ended two months prior to such month.

“Dilution Reserve” means, on any date, an amount equal to the product of (a) the Dilution Percentage on such date and (b) the Net Receivables Balance as of the close of business of the Servicer on such date.

“Dilution Reserve Floor Percentage” means 10.00%.

“Dilution Spike Ratio” means, as of the last day of any calendar month, the greatest three (3) month rolling average Dilution Ratio during the twelve (12) months then most recently ended.

“Dilutions” means, at any time with respect to any Receivable, the amount by which such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of such Receivable) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction).

“Discount Rate” means, (i) the Prime Rate plus 1.25% per annum or (ii) the LIBO Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions. Notwithstanding the foregoing, if an Amortization Event has occurred and is continuing, the “Discount Rate” shall equal the Default Rate.

“Disputed Amount” means, at any time, (i) if the aggregate Outstanding Balance of Disputed Receivables is less than $50,000,000 at such time, $0, (ii) if the aggregate Outstanding Balance of Disputed Receivables is greater than or equal to $50,000,000 but less than $75,000,000 at such time, the product of (A) 0.5 and (B) the difference between (1) aggregate Outstanding Balance of Disputed Receivables on such date and (2) $50,000,000 and (iii) if the aggregate Outstanding Balance of Disputed Receivables is greater than or equal to $75,000,000, the sum of (A) the product of (1) 0.5 and (2) $50,000,000 and (B) the difference between (1) aggregate Outstanding Balance of Disputed Receivables at such time and (2) $75,000,000.

“Disputed Ratio” means, the ratio (expressed as a percentage) with respect to any month, equal to (i) the Outstanding Balance of all Disputed Receivables as of the last day of such month, divided by (ii) the aggregate Outstanding Balance of all Receivables as of the last day of such month.

“Disputed Receivable” means any Receivable the Obligor of which has failed or refused to pay solely by reason of a bona fide dispute between any Originator or any Affiliate thereof and the Obligor thereon relating to the goods or services the sale of which shall have given rise to such Receivable, or relating to the performance by any Originator or any Affiliate thereof of any of its obligations to the Obligor under the Contract relating to such Receivable, as distinguished in each case from any inability to pay or lack of creditworthiness on the part of such Obligor.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and any successor statute.

“Effective Receivables Interest” means, at any time, an undivided percentage interest in all then outstanding Receivables and all Related Security and Collections with respect thereto equal to the percentage computed pursuant to the following formula (in each case, at such time):

AC
NRB - AR

where:

AC	=	the Aggregate Capital.
AR	=	the Aggregate Reserves.
NRB	=	the Net Receivables Balance.

Until the Amortization Date, the Effective Receivables Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by the Effective Receivables Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) is not an Affiliate of any of the parties hereto and (b) is not a Designated Obligor;

(ii) the Obligor of which is not the Obligor of any Charged-Off Receivable;

(iii) which is not a Charged-Off Receivable, a Defaulted Receivable, a Disputed Receivable or a Delinquent Receivable;

(iv) which has not had its payment terms extended;

(v) which is an “account” or a “payment intangible” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions;

(vi) which is denominated and payable only in United States dollars in the United States;

(vii) which arises under a Contract, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law); provided, that no Receivable shall be subject to any diminution in the Outstanding Balance thereof by reason of any conduct on the part of the related Originator or any Affiliate thereof contributing to any avoidance action (whether in respect of a fraudulent conveyance or otherwise) in any bankruptcy or insolvency or in any other proceeding in equity or in law;

(viii) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights to payment of the related Originator or any of its assignees under such Contract (other than to the extent such requirement would be rendered unenforceable by Section 9-406 of the UCC) and (B) other than in respect of Receivables in respect of which the Obligor is a Governmental Authority, does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract (unless such provision has been waived in writing by the related Obligor or other applicable beneficiary thereof);

(ix) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services to the related Obligor or any Affiliate thereof by the related Originator or any Affiliate, and not by any other Person (in whole or in part);

(x) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation in any material respect of any such law, rule or regulation;

(xi) which satisfies all applicable requirements of the Credit and Collection Policy;

(xii) which was generated in the ordinary course of the related Originator’s business;

(xiii) which arises solely from the sale of goods or the provision of services to the related Obligor by the related Originator or any Affiliate, and not by any other Person (in whole or in part);

(xiv) as to which the Agent has not notified Seller that the Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent;

(xv) which is not the subject of any dispute as between the related Originator and the Obligor thereof and is not subject to any right of rescission, set off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the related Originator or any other Adverse Claim other than Permitted Adverse Claims, and the Obligor thereon holds no right as against the related Originator to cause the related Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract);

(xvi) as to which the related Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xvii) all right, title and interest to and in which has been validly transferred by the related Originator directly to Seller under and in accordance with the applicable Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim other than Permitted Adverse Claims;

(xviii) if the Obligor therein is the Obligor of any Defaulted Receivables, the aggregate Outstanding Balance of such Defaulted Receivables does not exceed an amount equal to 25% of the aggregate Outstanding Balance of all Receivables of such Obligor at such time; and

(xix) of which no portion of such Receivable is subject to any rebate or any reduction in connection with a Bearings Division Rebate Accrual Account.

Notwithstanding the foregoing, a Receivable shall not fail to satisfy the eligibility criteria solely set forth above because of the existence of a Contra Account against such Receivable.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Performance Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Performance Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Performance Guarantor or any

ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Performance Guarantor or any ERISA Affiliate.

“Excluded Receivable” means any indebtedness or other obligations owed to any Originator or the Seller by (x) Autozone, Inc. in connection with the sale of goods or the rendering of services by such Originator to Autozone, Inc., (y) General Parts International, Inc. in connection with the sale of goods or the rendering of services by such Originator to General Parts International, Inc. or (z) Honeywell International Inc. in connection with the sale of goods or the rendering of services by such Originator to Honeywell International Inc.

“Excluded Taxes” means (a) net income Taxes (or franchise Taxes or branch profits Taxes paid in lieu thereof) imposed on the Agent, a Managing Agent, a Purchaser or any other Indemnified Party, as the case may be, under the laws of which such Person is organized or maintains a lending office or to which such Person has a present or former connection (other than a connection arising solely from such Person’s execution, delivery or performance of its obligations under, receipt of a payment in connection with, or enforcement of its rights under this Agreement), excluding any such Taxes in excess of the Taxes that would be owed if the acquisition by the Purchasers of the Purchaser Interest is treated as described in Section 14.14(d); (b) any Taxes resulting from a Purchaser’s failure to comply with the requirements of Section 10.4(a); (c) any withholding Taxes to which payments to any Person under this Agreement are subject on the date such Person becomes a party to this Agreement; and (d) any U.S. federal withholding Taxes imposed under the HIRE Act.

“Expected Dilution Ratio” means, as of the last day of any calendar month, the average Dilution Ratio in respect of the twelve months then most recently ended.

“Facility Termination Date” means the earlier of (i) the Liquidity Termination Date (unless each Managing Agent otherwise agrees) and (ii) the Amortization Date.

“Fee Letter” means, collectively, (i) the Amended and Restated Fee Letter dated the date hereof among Seller and the Managing Agents party hereto as of the date hereof and (ii) any other fee letter executed in connection herewith from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Covenant Default” means the Performance Guarantor shall fail to satisfy one or more of the financial covenants set forth on Part B of Schedule C hereto.

“Financial Institutions” has the meaning set forth in the preamble to this Agreement.

“Foreign Purchaser” has the meaning set forth in Section 10.4(a).

“Foreign Receivable” means any Receivable whose “ship to” address is not in the United States of America. For purposes of clarification, none of Guam, Puerto Rico or the United States Virgin Islands shall constitute the “United States of America” for purposes of this definition.

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of any Conduit.

“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit, including a Liquidity Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial covenant set forth on Schedule C or other requirement under the Transaction Documents, and either the Seller or the Required Financial Institutions shall so request, the Agent, the Managing Agents, the Purchasers and the Seller shall negotiate in good faith to amend such financial covenant or other requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Financial Institutions); provided that, until so amended, (i) such financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Seller shall provided to the Agent, the Managing Agents and the Purchasers financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between the calculations of such financial covenant made before and after giving effect to such change in GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Purchase Limit” means, for each Purchaser Group, the sum of the Commitments of the Financial Institutions in such Purchaser Group, adjusted as necessary to give effect to any reduction pursuant to Section 1.1.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” has the meaning set forth in the Schedule E.

“Indemnified Amounts” has the meaning set forth in Section 10.1.

“Indemnified Party” has the meaning set forth in Section 10.1.

“Independent Director” shall mean a member of the Board of Directors of Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of Seller, (A) a member, manager, director, officer, employee, partner, shareholder or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, any Originator, or any of their respective Subsidiaries or Affiliates (other than Seller), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. Nothing in this definition shall prohibit any Person that (x) is an “independent director”, “independent manager” or the equivalent thereof of any Affiliate to any supplier of any Independent Party that is intended to be structured as a “bankruptcy remote” entity or of any Person described in clause (C) or (D) with respect to such Affiliate and (y) satisfies each of the other criteria set forth in this definition from being an “Independent Director” of Seller.

“LIBO Rate” means:

(i) in respect of the SunTrust Purchaser Group for any Tranche Period, the sum of:

(a) SunTrust LIBOR; and

(b) if any Financial Institution in any other Purchaser Group is charging Yield at a Discount Rate equal to the LIBO Rate, 2.25% per annum; and

(ii) in respect of any other Purchaser Group for any Tranche Period, the sum of

(a) either (1) the interest rate per annum designated as The Bank of Tokyo-Mitsubishi LIBO Rate for a period of time comparable to such Tranche Period that appears on the Reuters Screen LIBO Page as of 11:00 a.m. (London, England time) on the second Business Day preceding the first day of such Tranche Period or (2) if a rate cannot be determined under clause (1), an annual rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration equal to such Tranche Period in a principal amount substantially equal to the applicable Tranche Period are offered to the principal London office of The Bank of Tokyo-Mitsubishi, Ltd. by three London banks, selected by Agent in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Tranche Period; and

(b) 2.25% per annum.

“Liquidity Agreement” means an agreement entered into by a Conduit in connection herewith for the purpose of providing liquidity in respect to the Capital funded by such Conduit under this Agreement.

“Liquidity Termination Date” means November 30, 2015.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Long-Term Receivable” means a Receivable that is by its terms due and payable more than one-hundred (100) days after the original billing date therefor.

“Loss Horizon Ratio” means, the ratio (expressed as a percentage) at any time equal to (i) the aggregate Original Balance of Receivables generated by the Originators during the Applicable Loss Horizon Period then most recently ended, divided by (ii) the aggregate Outstanding Balance of Eligible Receivables as of the end of the most recently ended month.

“Loss Percentage” means, on any date, the product of (a) the Applicable Stress Factor, (b) the Loss Ratio at such date and (c) the Loss Horizon Ratio at such date.

“Loss Ratio” means, on any date, the greatest three-month rolling average Default Ratio during the twelve (12) most recently ended calendar months.

“Loss Reserve” means, on any date, an amount equal to the greater of:

(a) the product of (i) the Loss Reserve Floor Percentage and (ii) the Net Receivables Balance as of the close of business of the Servicer on such date; and

(b) the product of (i) the Loss Percentage on such date and (ii) the Net Receivables Balance as of the close of business of the Servicer on such date.

“Loss Reserve Floor Percentage” 10.00%.

“Managing Agent” means, as to any Conduit and its related Financial Institutions, the Person listed on Schedule A as the “Managing Agent” for such Purchasers, together with its respective successors and permitted assigns.

“Managing Agent Institution” has the meaning set forth in Section 14.13(b).

“Managing Agent Institution Roles” has the meaning set forth in Section 14.13(b).

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of (A) any Seller Party or (B) the Performance Guarantor and its Subsidiaries taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in all or any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of all or any material portion of the Receivables (other than resulting directly from changes in the credit profile of the Obligors).

“Material Indebtedness Level” means $50,000,000.

“Material Judgment Level” means $50,000,000.

“Monthly Report” means a report, in substantially the form of Exhibit X-1 hereto (appropriately completed), furnished by the Servicer to the Agent and the Managing Agents pursuant to Section 8.5.

“Monthly Settlement Date” means, in any month, the date occurring two (2) Business Days following the date the Monthly Report is or would be required to be delivered in such month in accordance with Section 8.5.

“Moody’s” means Moody’s Investors Service, Inc.

“MPB Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of November 10, 2010, between MPB Corporation, in its capacity as an Originator, and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Performance Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan described in Section 4064 of ERISA to which the Performance Guarantor or any ERISA Affiliate is obligated to make contributions.

“Net Receivables Balance” means, at any time, an amount equal to the following:

(i) the aggregate Outstanding Balance of all Eligible Receivables at such time minus

(ii) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor minus

(iii) the aggregate amount by which the Outstanding Balance of Eligible Receivables that are Foreign Receivables exceeds the Specified Percentage of the Outstanding Balance of all Eligible Receivables at such time minus

(iv) the aggregate amount by which the Outstanding Balance of Eligible Receivables owing by Obligors that are Governmental Authorities exceeds 2.0% of the Outstanding Balance of all Eligible Receivables at such time minus

(v) the aggregate amount by which the Outstanding Balance of Eligible Receivables that are 100-Day Receivables exceeds 5.0% of the Outstanding Balance of all Eligible Receivables at such time minus

(vi) the aggregate amount by which the Outstanding Balance of Eligible Receivables that are Long-Term Receivables exceeds 5.0% of the Outstanding Balance of all Eligible Receivables at such time minus

(vii) the Contra Account Amount.

“Non-Defaulting Purchaser” means, at any time, a Financial Institution that is not a Defaulting Purchaser.

“Non-Renewing Purchaser” has the meaning set forth in Section 12.3(a). For the avoidance of doubt, if any Purchaser in a Purchaser Group is a Non-Renewing Purchaser, then all Purchasers in such Purchaser Group shall be “Non-Renewing Purchasers”.

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was generated.

“Original RPA” has the meaning set forth in the Preliminary Statements.

“Originator” means (i) The Timken Corporation in its capacity as “Originator” under the TMC Receivables Sale Agreement, (ii) MPB Corporation in its capacity as “Originator” under the MPB Receivables Sale Agreement and (iii) any other Subsidiary of the Performance Guarantor approved by the Managing Agents in its capacity as an “Originator” under a Receivables Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance of such Receivable at such time. In the event that the outstanding principal balance of any Receivable is reported as having one amount in an aging report of the Receivables and a different amount in a rollforward of the Receivables, the “Outstanding Balance” of such Receivable for all purposes hereof shall be the lower of the two reported amounts.

“Participant” has the meaning set forth in Section 12.2(a).

“Participant Register” has the meaning set forth in Section 12.2(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (excluding a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Performance Gurantor and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Percentage” means, with respect to any Financial Institution in any Purchaser Group, a percentage equal to the Commitment of such Financial Institution divided by the Group Purchase Limit of its Purchaser Group.

“Performance Guarantor” means The Timken Company, an Ohio corporation.

“Performance Undertaking” means that certain Performance Undertaking, dated as of November 10, 2010, by Performance Guarantor.

“Permitted Adverse Claim” means:

(i) any Adverse Claim in favor of the Seller created pursuant to any Receivables Sale Agreement and assigned to the Agent pursuant to this Agreement;

(ii) any Adverse Claim in favor of the Agent created pursuant to this Agreement;

(iii) any Adverse Claim of a Collection Bank in the amounts on deposit in any Collection Account to the extent expressly set forth in any Collection Account Agreement;

(iv) any Adverse Claim as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened that secure the payment of taxes, assessments and governmental charges or levies, if and to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP; and

(v) solely with respect to Adverse Claims on Related Security constituting returned goods, any Adverse Claim as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened that secure the payment of taxes, assessments and governmental charges or levies, if and to the extent the same are Adverse Claims imposed by law, such as landlord’s, carriers’, warehousemen’s, and mechanic’s liens and other similar liens that (a) arise in the ordinary course of business, (b) do not constitute consensual Adverse Claims granted by any Person and (c) secure obligations that are either not yet due and payable or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by such Conduit with a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BTMU as its prime rate in effect at its principal office in New York City.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Purchaser Group, a percentage equal to (i) the aggregate Commitments of all Financial Institutions in such Purchaser Group divided by (ii) the Purchase Limit, adjusted as necessary to give effect to the application of the terms of Article XII.

“Purchase” means (i) any Reinvestment or (ii) any Incremental Purchase.

“Purchase Limit” means the sum of the Commitments of the Financial Institutions as such amount may be reduced pursuant to Section 1.1(b) and as such amount may be increased by the mutual agreement of all parties hereto.

“Purchase Notice” has the meaning set forth in Section 1.2(a).

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance determined as of the date of the most recent Report delivered hereunder (less the Aggregate Reserves determined as of the date of the most recent Report delivered hereunder) over the aggregate outstanding amount of Aggregate Capital.

“Purchaser” means any Conduit or Financial Institution, as applicable and “Purchasers” means all Conduits and Financial Institutions.

“Purchaser Group” means (x) any Conduit, its related Financial Institutions and their related Managing Agent and (y) the SunTrust Purchaser Group.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
NRB – AR

where:

C	=	the Capital of such Purchaser Interest.
AR	=	the Aggregate Reserves.
NRB	=	the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Rating Level” means, any of the following based upon the Debt Rating of the Performance Guarantor then in effect; provided, however, that if the ratings established or deemed to have been established by S&P and Moody’s, respectively, fall within different levels, the Rating Level will be based on the lower of the two ratings:

Rating Level	Rating by S&P/Moody’s
Rating Level I	Greater than or equal to BBB- and Baa3
Rating Level II	Less than BBB- and Baa3, but greater than or equal to BB/Ba2
Rating Level III	Less than BB and Ba2 or unrated

“Receivable” means all indebtedness and other obligations owed to Seller or an Originator (at the time it arises) or in which an Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, an instrument, a financial asset, investment property, a letter of credit right, a supporting obligation or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Obligations of the Performance Guarantor or any Subsidiary thereof owed to an Originator shall not constitute a Receivable. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction. For the avoidance of doubt, any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a separate Receivable hereunder regardless of whether the account debtor or an Originator treats such indebtedness, rights or obligations as a separate payment obligation. No Excluded Receivable shall constitute a “Receivable” hereunder.

“Recharacterization” has the meaning set forth in Section 14.15(c).

“Receivables Sale Agreements” means (i) the TMC Receivables Sale Agreement, (ii) the MPB Receivables Sale Agreement and (iii) any other receivables sale agreement between the Seller and an Originator approved by the Managing Agents.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Register” has the meaning set forth in Section 12.1(c).

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2(a).

“Related Security” means, with respect to any Receivable:

(i) all of Seller’s or the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all Records related to such Receivable,

(v) all of Seller’s right, title and interest in any Collection Accounts, and

(vi) all proceeds of any of the foregoing.

“Report” means,

(i) if Rating Level I is in effect, a Monthly Report;

(ii) if Rating Level II is in effect, a Weekly Report; and

(iii) if Rating Level III is in effect, a Daily Report.

“Report Date” means:

(i) if Rating Level I is in effect, the fifteenth (15th) day of each month;

(ii) if Rating Level II is in effect, the last Business Day of each week; and

(iii) if Rating Level III is in effect, each Business Day.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 66-2/3% of the Purchase Limit.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
<$100,000,000	two Business Days
>$100,000,000	five Business Days

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in any Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or its successor.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Default” has the meaning set forth in Section 9.3.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means:

(A) each Monthly Settlement Date;

(B) the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions of any Purchaser Group (other than the Financial Institutions in the SunTrust Purchaser Group); and

(C) from and after the Amortization Date, any Business Day designated by the Agent as a “Settlement Date”.

“Settlement Period” means (A) in respect of each Purchaser Interest funded by a Conduit, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest funded by a Financial Institution, the entire Tranche Period of such Purchaser Interest.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Indebtedness as it becomes absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond such Person’s ability to pay as such Indebtedness and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person generally is paying its Indebtedness or liabilities as such Indebtedness or liabilities become due. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Percentage” means, at any time, (a) if Rating Level I or Rating Level II is in effect, 15.0% and (b) if Rating Level III is in effect, 3.5%.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“SunTrust” means SunTrust Bank.

“SunTrust LIBOR” means for such Accrual Period, the rate per annum (rounded up to the nearest 1/100th) equal to the rate determined by SunTrust to be the offered rate that appears on the “Reuters Screen LIBOR01” page that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Accrual Period) with a term equivalent to such Accrual Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Accrual Period; provided that in the event fewer than two (2) such rates are displayed for purposes of determining such average rate, or if no such average rate is available, then SunTrust LIBOR shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the average of the rates at which deposits in Dollars are offered by SunTrust Bank at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Accrual Period, to prime banks in the London interbank market for a one-month period.

“SunTrust Purchaser Group” means the Financial Institutions in respect of which SunTrust (or its successor) is the related Managing Agent and SunTrust (or its successor), as Managing Agent.

“TMC Receivables Sale Agreement” means that certain Second Amended and Restated Receivables Sale Agreement, dated as of November 10, 2010, between The Timken Corporation, in its capacity as an Originator, and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Termination Date” has the meaning set forth in Section 2.2(c).

“Termination Percentage” has the meaning set forth in Section 2.2(c). For the avoidance of doubt, from and after the date upon which the Capital of all Purchaser Interests of any Non-Renewing Purchaser is reduced to zero, the “Termination Percentage” of such Non-Renewing Purchaser shall equal 0.00%.

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution, including any Purchaser Interest or an undivided interest in a Purchaser Interest assigned to a Financial Institution pursuant to a Liquidity Agreement:

(a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the related Managing Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent and the applicable Managing Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

Notwithstanding anything herein to the contrary, the Tranche Period in respect of each Purchaser Interest funded by Financial Institutions in the SunTrust Purchaser Group shall mean an Accrual Period.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreements, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, the Subordinated Note (as defined in any Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified or otherwise relevant jurisdiction.

“Victory” has the meaning set forth in the Preamble to this Agreement.

“Weekly Report” means a report, in substantially the form of Exhibit X-2 hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, including, without limitation, any Purchaser Interests or undivided interests in Purchaser Interests assigned to a Financial Institution pursuant to a Liquidity Agreement, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis (or, in the case of Yield calculated based upon the Prime Rate, a 365/366 day basis).

“Yield and Servicer Reserve” means, on any date, an amount equal to 1.5% multiplied by the Net Receivables Balance on such date.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Unless otherwise expressly provided herein, (a) references to organization documents of any Person, agreements (including the Transaction Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Transaction Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

EXHIBIT II

FORM OF PURCHASE NOTICE

[Date]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New

York Branch, as Agent and as a Managing

Agent

1251 Avenue of the Americas, 10th Floor

New York, New York 10020-1104

Attention: Securitization Group

Facsimile: (212) 782-6448

SunTrust Bank

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention: Asset Securitization Group

Phone: (855)-526-1412

Fax: (404)-495-2171

Attention: Timken Receivables Corporation

Re: Purchase Notice

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of November 30, 2012, by and among Timken Receivables Corporation, a Delaware corporation (the “Seller”), The Timken Corporation, as Servicer, the “Purchasers” from time to time party thereto, the “Managing Agents” from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent and Managing Agents are hereby notified of the following Incremental Purchase:

Purchase Price:	$
Date of Purchase:
Requested Discount Rate:	[LIBO Rate] [Prime. Rate] [CP Rate]

Please wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name]

II-1

[Account No.]

[Bank Name & Address]

[ABA #]

Reference:

Telephone advice to: [Name] @ tel. No. ( )

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i) the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct in all material respects on and as of the Purchase Date as though made on and as of such date (it being understood that the materiality threshold referenced above shall not be applicable with respect to any clause of any representation or warranty which itself contains a materiality qualification);

(ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that constitutes an Amortization Event or a Potential Amortization Event;

(iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit or the aggregate Commitments and the aggregate Effective Receivables Interests do not exceed 100%; and

(iv) the amount of Aggregate Capital is $                 after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours, TIMKEN RECEIVABLES CORPORATION

By:
Name:
Title:

II-2

EXHIBIT III

PRINCIPAL PLACES OF BUSINESS OF THE SELLER PARTIES;

LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

Seller’s Jurisdiction of Organization, Structure and Organization Number, if any:

Delaware corporation; 3589734

Seller’s Chief Executive Office and Location of Records:

1835 Dueber Avenue

Canton, Ohio 44706

Seller’s Federal Employer Identification Number:

55-0809054

Seller’s Other Corporate, Partnership Trade and Assumed Names:

NONE

Servicer’s Jurisdiction of Organization, Structure and Organization Number, if any:

Ohio corporation; 1039143

Servicer’s Chief Executive Office and Location of Records:

1835 Dueber Avenue

Canton, Ohio 44706

Servicer’s Federal Employer Identification Number:

34-1878497

Servicer’s Other Corporate, Partnership Trade and Assumed Names:

NONE

EXHIBIT IV

NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS

Collection Bank Name/Address	Post Office Box Address
The Northern Trust Company 50 South LaSalle Street Chicago, IL 60675	P.O. Box 91821 Chicago, IL 60675
Wells Fargo Bank, National Association Charlotte, NC 28288-0013	P.O. Box 751580 Charlotte, NC 28288-0013

Collection Bank Name/ Address
The Bank of New York Mellon One Mellon Center Pittsburgh, PA 15258-0001

EXHIBIT V

FORM OF SELLER COMPLIANCE CERTIFICATE

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

New York Branch, as Agent and as a Managing Agent

1251 Avenue of the Americas, 10th Floor

New York, New York 10020-1104

Attention: Securitization Group

Facsimile: (212) 782-6448

SunTrust Bank

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention: Asset Securitization Group

Phone: (855)-526-1412

Fax: (404)-495-2171

This Compliance Certificate is furnished pursuant to the Amended and Restated Receivables Purchase Agreement, dated as of November 30, 2012, by and among Timken Receivables Corporation, a Delaware corporation (the “Seller”), The Timken Corporation, as Servicer, the “Purchasers” from time to time party thereto, the “Managing Agents” from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                  of Seller.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period ended as of [INSERT THE END DATE OF THE MOST RECENTLY ENDED FISCAL QUARTER].

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the financial statements attached hereto as Exhibit A or as of the date of this Certificate, except as set forth in paragraph 4 below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

V-1

The foregoing certifications are made and delivered this [INSERT DATE OF EXECUTION OF THE COMPLIANCE CERTIFICATE].

Name:

V-2

EXHIBIT A

Financial Statements

EXHIBIT VI

[RESERVED]

EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the          day of                 ,             , by and between                              (“Assignor”) and                              (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Amended and Restated Receivables Purchase Agreement dated as of November 30, 2012, by and among Timken Receivables Corporation, as Seller, the Timken Corporation, as Servicer, the Purchasers from time to time parties thereto and the Managing Agents parties thereto from time to time, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent (as amended, restated, supplement or otherwise modified from time to time, the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B. Assignor is a Financial Institution party to the Purchase Agreement, and Assignee wishes to become a Financial Institution thereunder; and

C. Assignor is selling and assigning to Assignee an undivided             % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1. The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the applicable Managing Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Agent to Seller and to the Managing Agent and the Conduit in the Assignor’s and Assignee’s Purchaser Group, and to the Assignor and Assignee. From and after the Effective Date, Assignee shall be a Financial Institution party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2. If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Article I of the Purchase Agreement.

3. If Assignor has any outstanding Capital under the Purchase Agreement, at or before 1:00 p.m. (New York City time), on the Effective Date Assignee shall pay to Assignor, in

VII-1

immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of the Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Article I of the Purchase Agreement.

4. Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

5. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6. By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent, the Managing Agent in the Assignor’s and Assignee’s Purchaser Group, the Conduit in the Assignor’s and Assignee’s Purchaser Group and the other Financial Institutions in the Assignor’s and Assignee’s Purchaser Group as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, the Servicer, any Obligor or any Affiliate of any Seller Party or the performance or observance by the Seller, the Servicer, any Obligor, or any Affiliate of any Seller Party of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, any Managing Agent, any Conduit, any Seller Party or any Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) Assignee appoints and authorizes [            ] as its Managing Agent to take such action as a managing agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Managing Agent for the Assignee’s Purchaser Group by the terms thereof, together with such powers as are reasonably incidental thereto; and (g) Assignee agrees that it will perform in accordance with their terms

VII-2

all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Financial Institution or, when applicable, as a Purchaser.

7. Each party hereto represents and warrants to and agrees with the Agent and the Managing Agent of the Assignor’s Purchaser Group that it is aware of and will comply with the provisions of the Purchase Agreement, including, without limitation, Article I and Sections 4.1, 10.4, 14.5 and 14.6 thereof.

8. Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Assignee hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all senior indebtedness of a Conduit, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

VII-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized signatories of the date hereof.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[Consented to by:

TIMKEN RECEIVABLES CORPORATION

By:

Name:

Title:] 1

[1]	To be added only if the consent of the Seller is required by the terms of the Purchase Agreement for purposes of the relevant assignment.

VII-4

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES

FOR NOTICES AND COMMITMENT AMOUNTS

Date:                     ,

ARTICLE XV Transferred Percentage:             %

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

		A-2	B-1	B-2
Assignee		Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Address for Notices

Attention:

Phone:

Fax:

VII-5

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:	, Assignor

TO:	, Assignee

The undersigned, as Agent under the Amended and Restated Receivables Purchase Agreement dated as of November 30, 2012, by and among Timken Receivables Corporation, a Delaware corporation, as Seller, The Timken Corporation, as Servicer, the Purchasers from time to time parties thereto, the Managing Agents from time to time parties thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement, dated as of                     ,          between                     , as Assignor, and                     , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Effective Date will be                     ,         .

2. The Conduit in the Assignor’s Purchaser Group hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Purchase Agreement.

VII-6

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $             to Assignor at or before 1:00 p.m. (New York City time) on the Effective Date in immediately available funds.]

Very truly yours,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH individually and as Agent

By:
Title:

Consented to by:

[APPLICABLE CONDUIT]2

By:
Authorized Signatory

[2]	If any.

VII-7

EXHIBIT VIII

CREDIT AND COLLECTION POLICY

(ATTACHED)

CREDIT POLICY

Criterion for Extending Credit to a Customer

For a New Customer

The Credit Department is concerned about two things – asset quality and cash flow. We extend credit to a customer with those two thoughts in mind. Can a customer re-pay the amount that’s owed? And, can he re-pay it promptly?

To evaluate whether a new customer can pass both measures we try to obtain information about what a customer has done in the past. This is where we contact trade credit references. We look to see how promptly a customer has paid other suppliers and we also see whether the customer has had credit extensions from other suppliers that are equal to or exceed what we are considering.

As an example, if we’re going to have a $10,000 monthly relationship and all the references supplied have had credit lines of $250,000 or higher, with prompt payments, it’s fairly clear the $10,000 order can be shipped.

On the other hand, if we’ve received a $150,000 order and the trade references the customer supplied show relationships for $4,000 or $6,000, with slow payments, it points to a different conclusion.

We also try to obtain information from the customer’s bank. We look to see how they’ve handled their checking account in the past – are there any insufficient funds checks, for instance, and what’s the size of their average balances in the bank.

We also look to see if the customer has been given a line of credit by the bank and, if they have, what are the terms and conditions of the loan. Is it secured (the assets of the company – including our inventory when shipped – are pledged as collateral) or unsecured? How large is the credit line? When does it have to be repaid – by the end of the year, or is repayment spread out over five years?

Lastly, it is also desirable to obtain a copy of a customer’s financial statement. This shows both the company’s profit and loss statement and balance sheet. If the customer is a public corporation, the information is already available. If it is a private firm, we need to ask for it in confidence.

We look to see whether the company is profitable, and what is the trend of their sales and profitability? We also need to look at the assets they’re using – their receivables and inventory – to see if they’re being used properly. We want to see if the company has a lot of debt, and determine when that has to be repaid. If it’s all due within a year, that will impact their ability to pay us. Lastly, we want to see the size of their equity, their capitalization, to see how much the owners of the firm have invested in their company. For example, if we’re given a $250,000 order and the equity of the customer’s business is $50,000 we’d actually be investing five times more in the business than the owners, so the burden of risk is with us, not the owners.

For an Existing Customer

Once we’ve finished the credit investigation and have released the order and set a credit line and risk code, we continue to monitor the customer’s performance.

We update credit references and bank information, and review new financial statements, but we also have the benefit of knowing how that customer pays us over time. A customer that pays us promptly, and shows good sales and profitability growth on their financial statement is one with whom we’d like to grow.

On the other hand, if their payments to Timken start to slow down it certainly is indicative of some kind of financial problem, particularly if our terms offer a cash discount for prompt payment. In fact, even though three trade references may have previously reported good payment experiences, what is most important is how they are paying Timken now. An astute customer may actually maintain prompt payments with three suppliers so he can use them as references when he wishes to establish credit with a new supplier.

When a customer’s financial situation deteriorates, and the size of our relationship warrants it, we can try to obtain security to protect our interests. The security may include: (a) using the Uniform Commercial Code to become a secured creditor, getting assets for collateral; (b) obtaining a personal guaranty, or a cross-corporate guaranty – so that an individual or related company will repay us if the customer does not; (c) obtaining a standby letter of credit from the customer’s bank – effectively having the bank stand in to pay us if the customer does not.

All of the above information is significant when extending credit to Domestic Customers. We still hope to receive the same kind of information when we extend credit to International Customers, but there are some practical issues that make this more difficult.

International trade references often do not share information on a mutual customer. Exchanging information of companies is a practice that’s been in effect in the U.S. for a long time but many international companies simply will not share information about a common customer.

International banks often will not provide data on their customers either. In addition, there is the practical issue of contacting a bank, or trade reference, where you do not speak the language of the person you need to contact. Most inquires are done in writing but language differences can still be significant.

When we look at a financial statement in the U.S. we know that it is prepared using common standards which are regulated by accounting boards, however, accounting standards vary by country. This often means that an item that might be classified one way in the U.S. might be looked at differently in another country. Financial statements are also listed in the currencies of the country, and must be converted into U.S. dollars before comparisons can be made.

Other factors that affect international credit, besides the financial stability of the customer, are the financial stability of the local currency, and the political risk that may be associated with that country. A number of years ago many U.S. companies decided not to extend credit to any customers in Venezuela, for example, no matter how stable was the customer. The Brazilian monetary rules put into place in the late 1990’s also made new extensions of credit quite difficult, to no fault of the customer.

There are a variety of terms of sale that are used for international shipments: (a) letters of credit; (b) cash against documents; (c) dated drafts; (d) sight drafts; and (e) dated terms. The more uncertain we may be about the customer, the currency or the political risk the more likely we will opt for conservative terms of sale.

In the U.S. if a customer does not pay we can place the customer with a collection agency or an attorney, and use established law to help us get repaid. U.S. Bankruptcy Laws also give us some protection in that kind of situation. These remedies generally are not available, of course, when extending credit internationally so we need to structure the arrangement carefully up front. If there are problems later we don’t have the luxury of falling back on legal protections to get repaid. Generally one does not sue a customer in another country for an unpaid trade debt.

In extending Credit, whether to a U.S. or International Customer, it is critical the Credit Department is kept in the loop regarding significant decisions about the customer which will affect the relationship. If a customer normally purchases $25,000 a month, for example, and there is an opportunity to get new business that will equate to $100,000 per month, Credit should be contacted early on. We might be able to suggest that the customer could purchase much more than that, or we may have to advise that even the current $25,000 is a stretch. Letting us contribute early in the process will provide a better outcome.

Criterion for Communicating with Sales on Holding Orders

•

If requested, the Credit department will copy all sales engineers on Collection letters that are sent to a customer, however, normally Credit provides copies to the sales engineer after there have been repeated requests for payment without any response or payment by the customer.

•	Collection letters sent will highlight the invoice(s) which are past due, giving the invoice number, the date of the invoice and the invoice values for all open items.

•

Since the Credit department has no way of knowing if there are pricing or quality problems, for example, it is a fundamental assumption of the Credit Department that the business will promptly advise Credit if they are aware of a reason why the customer will not pay the invoice.

•	Without so being advised Credit will continue normal Collection follow-up procedures with the customer, including calling a customer if an order is pending.

•

Because of collection follow-up schedules it is probable a customer will be called from two to three times by the Credit department as an invoice runs from 12 to 45 days past due. Some or all of those conversations may be confirmed by an email or fax sent to the customer, copies of which will be furnished to the sales engineer as requested.

•

As a customer’s account continues to run past due the Credit associate will ask the sales engineer to get involved in the situation. The sales engineer will know that by that time the customer has been called several times and have also been sent one or more collection letters.

•

At some point, if the customer’s account is still unpaid, a recommendation will be made by Credit to the sales engineer that future orders be held. Under normal business situations, this will be a mutual decision reached jointly by both Credit and the business.

•

The only exception to this will be in emergency cases where the Credit department has learned about some unusual situation about the customer, for example, that a check the customer recently gave to Timken was returned for insufficient funds, or that the company was in the process of closing their doors; selling all assets to another company; or filing a bankruptcy petition.

•

All customers are assigned risk ratings and order limits as a way to monitor their payments. If a customer has a “D” risk rating and places a new order that will push their account balance over the credit limit, the Credit associate will review the circumstance and either release the order or place a call to the sales engineer to obtain more information about the order.

•

In the circumstance just described the order in question is not on hold – it simply hasn’t yet been released. Credit is using the occasion of the order to verify data, confer with the business, or perhaps make a quick call to the customer to confirm that a check for past due invoices has been sent.

•	The order isn’t “held” unless Credit and the business person have discussed the issue and agree not releasing the order is the appropriate thing to do.

•

The above procedures work quite well during a normal business relationship. However, if a new sales plan has been established that calls for a good increase in business with a customer, but Credit has not been advised in advance, it is probable the first order in the new relationship may not promptly be released by Credit. It is always important that Sales advise Credit well in advance if it is likely the relationship may dramatically increase.

Bankruptcy Procedure

SAP Process

•	Change the Risk category to BKR & Credit Limit to $ 1 in SAP
•	Inform MDM to Change the Pay Terms to CIA in SAP & Credit coordinator to change the Terms in AR: M for DCMS/Ship based customers
•	Notify comments in the SAP & in AR: M for DCMS / Ship customers that this happened
•	Print Statement of Account & save all the relevant documents (Bankruptcy Notification, Statement & any important notes) to the Workflow under Correspondence File
•	No Statements to be sent to this Customer
•	Send email to RSS, Customer Service that this account went Bankrupt

DIP Account Process

•

In case we would continue to do business with this customer inform MDM Team to Open a DIP account in SAP for this customer. Also open a corresponding DIP account in AR: M incase if these are DCMS / SHIP based customers.

AR: M Process

•	Fill in the Restriction Code as 17 for Bankruptcy & 20 for Placed for Collection
•	Fill in the Field Office as 17
•	Change the Payment Terms to CIA in AR M & also in the Feeder systems
•	Change the Risk code to C in AR M
•	Remove the Credit limit in AR M
•	Notify comments in AR M that this happened
•	In R50U1 screen Put a note of what happened & date
•	Print Statement of Account & save all the relevant documents ( Bankruptcy Notification, Statement & any important notes) to the Workflow under Correspondence File
•	Put “Y” under Hold on the R50U2 screen for No Statements to be sent
•	In DCMS put the customer on Hold under Hold Screen
•

We need to setup a new account for the Bankrupt account if we are going to continue to sell to them ie., DIP account & instruct System person to transfer all the relevant Direct customer #’s to the DIP account

•	Send email to Sales,SSR & ISR that this account went Bankrupt

Contact Bankruptcy Counsel as necessary/appropriate.

Reserve Methodolgy

The following is the calculation and rationale for Timken’s current Allowance for Doubtful Accounts methodology.

This process was developed in conjunction with the Corporate Controller’s office and reviewed by external auditors. It was the result of a shift from a more general reserve to a more account specific reserve that began in late 2005. At that time, it was also determined that a separate reserve for Disputes would be developed for each business unit and be owned and managed by the business units.

The review of the reserve is typically done quarterly, although significant events can precipitate a more frequent review.

The following categories are reserved for:

– Accounts placed for collection with a third party i.e. an outside agency or attorney.

– Accounts that have filed for bankruptcy protection or an appropriate portion that is deemed at risk of collection. Also, any identified preference action claim deemed likely to be paid.

– 100% of items greater than 360 days past due, if not previously counted.

– Accounts Credit management has identified as High Risk and unlikely to be collected.

– Depending on the stability of the automotive industry, other accounts agreed to as Tier 1 & 2 high risk by Corporate Shared Services (CSS), may or may not be reviewed for exposure and a 4 quarter average of the percentage of the open balance is reserved. In some instances end of period numbers may be used instead of a 4 quarter average to prevent skewing from cyclical business conditions. The methodology for determining this percentage is an analysis of current and previous insurance rates and a review of the current market conditions, along with Credit Managements’ view of the current potential risk.

The preliminary reserve calculation results are reviewed with CSS management prior to a presentation to the Corporate and business unit Controllers. Upon approval, the required JE is prepared and provided to SAP accounting.

This process is dynamic and is reviewed at least annually for relevance in conjunction with the External Audit review.

EXHIBIT IX

[RESERVED]

EXHIBIT X-1

FORM OF MONTHLY REPORT

(ATTACHED)

EXHIBIT X-2

FORM OF WEEKLY REPORT

(ATTACHED)

EXHIBIT X-3

FORM OF DAILY REPORT

(ATTACHED)

EXHIBIT XI

[RESERVED]

EXHIBIT XII

FORM OF JOINDER AGREEMENT

Reference is made to the Amended and Restated Receivables Purchase Agreement dated as of November 30, 2012 by and among Timken Receivables Corporation, as Seller, The Timken Corporation, as Servicer, the “Purchasers” from time to time party thereto, the “Managing Agents” from time to time party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Agreement.

                              (the “New Managing Agent”),                              (the “New Conduit”),                              (the “New Financial Institution[s]”; and together with the New Managing Agent and New Conduit, the “New Purchaser Group”), the Seller, the Servicer and the Agent agree as follows:

1. Pursuant to Section 12.4 of the Agreement, the Seller has requested that the New Purchaser Group agree to become a “Purchaser Group” under the Agreement.

2. The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Agent and (ii) the date of this Joinder Agreement.

3. By executing and delivering this Joinder Agreement, each of the New Managing Agent, the New Conduit and the New Financial Institution[s] confirms to and agrees with each other party to the Agreement that (i) it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) it will, independently and without reliance upon the Agent, the other Managing Agents, the other Purchasers or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any Transaction Document; (iii) it appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement, the Transaction Documents and any other instrument or document pursuant thereto as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under the Agreement, the Transaction Documents, the Receivables, the Related Security and the Collections; (iv) it will perform all of the obligations which by the terms of the Agreement and the Transaction Documents are required to be performed by it as a Managing Agent, a Conduit and a Financial Institution, respectively; (v) its address for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement; and (vi) it is duly authorized to enter into this Joinder Agreement.

4. On the Effective Date of this Joinder Agreement, each of the New Managing Agent, the New Conduit and the New Financial Institution[s] shall join in and be a party to the Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Managing Agent, a Conduit and a Financial Institution, respectively, under the Agreement.

5. The “Commitment[s]” with respect to the New Financial Institution[s] [is] [are]:

[New Financial Institution]                      $[            ]

XII-1

6. This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

XII-2

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEW CONDUIT:	[NEW CONDUIT]

By:

Name:
Title:

Address for notices:
[Address]

NEW FINANCIAL INSTITUTION [S]:	[NEW FINANCIAL INSTITUTION]

By:

Name:
Title:

Address for notices:
[Address]

NEW MANAGING AGENT:	[NEW MANAGING AGENT]

By:

Name:
Title:

Address for notices:
[Address]

XII-3

SCHEDULE A

COMMITMENTS OF FINANCIAL INSTITUTIONS

Purchaser Group	Related Managing Agent	Financial Institution(s)	Related Conduit Purchaser (if any)	Commitment of related Financial Institution(s)
BTMU Purchaser Group	BTMU	BTMU	Victory	$125,000,000
SunTrust Purchaser Group	SunTrust Bank	SunTrust Bank	N/A	$75,000,000

SCHEDULE B

LIST OF DOCUMENTS TO BE DELIVERED TO THE AGENT

(ATTACHED)

SCHEDULE C

FINANCIAL COVENANTS RELATING TO THE PERFORMANCE GUARANTOR

(ATTACHED)

SCHEDULE C

FINANCIAL COVENANTS RELATING TO THE PERFORMANCE GUARANTOR

A. Definitions: Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement as in effect as of May 11, 2011 without giving effect to an amendments or modifications thereto (other than those made in accordance with clause (C) of this Schedule (C)).

B. Financial Covenants Relating to the Performance Guarantor. The occurrence of any of the following shall constitute a Servicer Default under the Agreement:

1. Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall at any time be greater than 3.25 to 1.0.

2. Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio shall at any time be less than or equal to 4.0 to 1.0.

C. Effect of Modification of the Credit Agreement. If, after the date hereof, any of the financial covenants set forth in the Credit Agreement (or any of the defined terms used in connection with such financial covenants) are amended, modified or waived, then the relevant financial covenants set forth in Part B above or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be so amended, modified or waived, if at the time of such amendment, modification or waiver, (i) each Managing Agent (or an Affiliate thereof) is a party to the Credit Agreement and (ii) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement.

SCHEDULE D

NOTICE ADDRESSES

SELLER:	Timken Receivables Corporation 1835 Dueber Avenue SW PO Box 6928 Canton, OH 44706-0928 Attention: Mr. Robert L. Biddle Facsimile: (412) 236-7419

SERVICER:	The Timken Corporation 1835 Dueber Avenue SW PO Box 6928 Canton, OH 44706-0928 Attention: Mr. Robert L. Biddle Facsimile: (412) 236-7419

BTMU PURCHASER GROUP:

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New

York Branch, as a Managing Agent and as a

Financial Institution

1251 Avenue of the Americas, 10th Floor

New York, New York 10020-1104

Attention: Securitization Group

Facsimile: (212) 782-6448

Victory Receivables Corporation

1251 Avenue of the Americas, 10th Floor

New York, New York 10020-1104

Attention: Securitization Group

Facsimile: (212) 782-6448

SUNTRUST PURCHASER GROUP:

SunTrust Bank

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention: Asset Securitization Group

Phone: (855)-526-1412

Fax: (404)-495-2171

Email: strh.afg.funding@suntrust.com

             strh.afg@suntrust.com

AGENT:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch 1251 Avenue of the Americas, 10th Floor New York, New York 10020-1104 Attention: Securitization Group Facsimile: (212) 782-6448

SCHEDULE E

Indebtedness

Definition of Indebtedness.

1. “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business on customary terms);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases, Off-Balance Sheet Liabilities and Synthetic Lease Obligations;

(g) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment, in each case in cash, in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

2. Other Defined Terms. The following additional terms shall have the meanings set forth below when used in this Schedule E. Other capitalized terms used in this Schedule E and not otherwise defined in this Schedule E shall have the meanings attributed to such terms in Schedule 8.03 to the Credit Agreement.

E-1

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Lender” means any “Lender” under the Credit Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

E-2

“Off-Balance Sheet Liabilities” means, with respect to any Person at any time thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable laws (including Debtor Relief Laws); (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

E-3